Exhibit 96.1

TECHNICAL REPORT SUMMARY

COAL RESOURCES AND COAL RESERVES

PENNSYLVANIA MINING COMPLEX

Pennsylvania and West Virginia

Prepared For

CONSOL ENERGY INC.

Canonsburg, Pennsylvania

By

John T. Boyd Company

Mining and Geological Consultants

Pittsburgh, Pennsylvania

Report No. 2755.080

FEBRUARY 2022

John T. Boyd Company Mining and Geological Consultants

Chairman

James W. Boyd

President and CEO

John T. Boyd II

Managing Director and COO

Ronald L. Lewis

Vice Presidents

Robert J. Farmer

Matthew E. Robb

John L. Weiss

Michael F. Wick

William P. Wolf

Managing Director - Australia

George Cumplido

Managing Director - China

Jisheng (Jason) Han

Managing Director – South America

Carlos F. Barrera

Managing Director – Metals

Gregory B. Sparks

Pittsburgh

4000 Town Center Boulevard, Suite 300

Canonsburg, PA 15317

(724) 873-4400

(724) 873-4401 Fax

jtboydp@jtboyd.com

Denver

(303) 293-8988

jtboydd@jtboyd.com

Brisbane

61 7 3232-5000

jtboydau@jtboyd.com

Beijing

86 10 6500-5854

jtboydcn@jtboyd.com

Bogota

+57-3115382113

jtboydcol@jtboyd.com

www.jtboyd.com

February 4, 2022

File: 2755.080

CONSOL Energy Inc.

1000 CONSOL Energy Drive, Suite 100

Canonsburg, PA 15317-6506

Attention:   Mr. Michael Bohan

                   Senior Geologist

Subject:      Technical Report Summary

                   Coal Resources and Coal Reserves

                   Pennsylvania Mining Complex

                   Pennsylvania and West Virginia

Ladies and Gentlemen:

The John T. Boyd Company (BOYD) was retained by CONSOL Energy Inc. (CONSOL) to complete an independent technical assessment of the coal resource and coal reserves estimates for the Pennsylvania Mining Complex (PAMC) as of December 31, 2021.

This technical report summary: 1) identifies and summarizes the scientific and technical information supporting the coal resource and coal reserves estimates for the PAMC and 2) provides BOYD’s conclusions resulting from our independent assessment.

Respectfully submitted,

JOHN T. BOYD COMPANY

By:

John T. Boyd II

President and CEO

TABLE OF CONTENTS

Page
LETTER OF TRANSMITTAL

TABLE OF CONTENTS

DISCLAIMERS AND QUALIFICATIONS

GLOSSARY AND ABBREVIATIONS

1.0	EXECUTIVE SUMMARY			1-1
	1.1	Introduction		1-1
	1.2	Property Description		1-1
	1.3	Geology		1-3
	1.4	Exploration		1-3
	1.5	Coal Reserves		1-4
	1.6	Operations		1-5
		1.6.1	Mining	1-5
		1.6.2	Processing	1-5
		1.6.3	Other Infrastructure	1-6
	1.7	Financial Analysis		1-6
		1.7.1	Market Analysis	1-6
		1.7.2	Capital and Operating Cost Estimates	1-6
		1.7.3	Economic Analysis	1-7
	1.8	Permitting Requirements		1-7
	1.9	Conclusions		1-8

2.0	INTRODUCTION			2-1
	2.1	Registrant		2-1
	2.2	Terms of Reference and Purpose		2-1
	2.3	Expert Qualifications		2-2
	2.4	Sources of Information		2-3
	2.5	Personal Inspections		2-3
	2.6	Report Version		2-4
	2.6	Units of Measure		2-4

3.0	PROPERTY DESCRIPTION			3-1
	3.1	Property Location		3-1
	3.2	Property Control		3-3
		3.2.1	Coal Ownership	3-3
		3.2.2	Surface Ownership	3-4
	3.3	Regulation and Liabilities		3-4

JOHN  T.  BOYD  COMPANY

TABLE OF CONTENTS - Continued

Page

4.0	PHYSIOGRAPHY, ACCESSIBILITY, AND INFRASTRUCTURE			4-1
	4.1	Topography, Elevation, and Vegetation		4-1
	4.2	Accessibility		4-1
	4.3	Climate		4-1
	4.4	Infrastructure Availability and Sources		4-2

5.0	HISTORY			5-1
	5.1	Reserve Acquisition		5-1
	5.2	Mine Development		5-1

6.0	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT			6-1
	6.1	Regional Geology		6-1
	6.2	Local Stratigraphy		6-2
		6.2.1	Conemaugh Group	6-3
		6.2.2	Monongahela Group	6-3
		6.2.3	Dunkard Group	6-3
	6.3	Coal Seam Geology		6-3
		6.3.1	Lithology	6-4
		6.3.2	Structure	6-7
		6.3.3	Coal Quality	6-7

7.0	EXPLORATION DATA			7-1
	7.1	Background		7-1
	7.2	Procedures		7-2
		7.2.1	Drilling	7-2
		7.2.2	Coal Quality Sampling	7-3
		7.2.3	Coal Washability Testing	7-4
		7.2.4	Other Exploration Methods	7-5
	7.3	Results		7-5
		7.3.1	Summary of Exploration	7-5
		7.3.2	Adequacy of Exploration	7-7
	7.4	Data Verification		7-7

8.0	SAMPLE PREPARATION, ANALYSIS, AND SECURITY			8-1

9.0	DATA VERIFICATION			9-1

10.0	MINERAL PROCESSING AND METALLURGICAL TESTING			10-1

JOHN  T.  BOYD  COMPANY

TABLE OF CONTENTS - Continued

Page

11.0	COAL RESOURCE ESTIMATE			11-1
	11.1	Applicable Standards and Definitions		11-1
	11.2	Coal Resources		11-2
		11.2.1	Methodology	11-2
		11.2.2	Criteria	11-2
		11.2.3	Classification	11-2
		11.2.4	Coal Resource Estimate	11-3
		11.2.5	Validation	11-3

12.0	COAL RESERVE ESTIMATE			12-1
	12.1	Applicable Standards and Definitions		12-1
	12.2	Coal Reserves		12-2
		12.2.1	Methodology	12-2
		12.2.2	Parameters and Assumptions	12-2
		12.2.3	Classification	12-5
		12.2.4	Coal Reserve Estimate	12-5
		12.2.5	Reconciliation with Previous Estimates	12-11

13.0	MINING METHODS			13-1
	13.1	Mining Method Description		13-1
	13.2	Mine Equipment and Staffing		13-3
		13.2.1	Mine Equipment	13-3
		13.2.2	Staffing	13-4
	13.3	Mine Production		13-5
		13.3.1	Historical Mine Production	13-5
		13.3.2	Forecasted Production	13-6
		13.3.3	Mining Recovery and Dilution Factors	13-8
	13.4	Other Mining Considerations		13-9
		13.4.1	Mine Design	13-9
		13.4.2	Mining Risk	13-10

14.0	PROCESSING OPERATIONS			14-1
	14.1	Overview		14-1
	14.2	Historical Operation		14-5
	14.3	Future Operations		14-5
	14.4	Conclusions		14-5

15.0	MINE INFRASTRUCTURE			15-1
	15.1	Mine Surface Facilities		15-1
	15.2	Bailey Refuse Facility		15-2

16.0	MARKET STUDIES			16-1
	16.1	Product Specifications		16-1
	16.2	Primary Markets		16-2
		16.2.1	Domestic Sales	16-3
		16.2.2	Export Sales	16-4
	16.3	Market Outlook		16-5

JOHN  T.  BOYD  COMPANY

TABLE OF CONTENTS - Continued

Page

17.0	PERMITTING AND COMPLIANCE			17-1
	17.1	Permitting		17-1
	17.2	Compliance		17-1
	17.3	Socio-Economic Impact		17-2

18.0	CAPITAL AND OPERATING COSTS			18-1
	18.1	Introduction		18-1
	18.2	Historical Operating Costs		18-2
	18.3	Historical Capital Expenditures		18-4
	18.4	CONSOL’s Five-Year Mine Plans		18-5
		18.4.1	Forecasted Production and Sales	18-6
		18.4.2	Forecasted Operating Costs	18-6
		18.4.3	Forecasted Capital Expenditures	18-8

19.0	ECONOMIC ANALYSIS			19-1
	19.1	Introduction		19-1
		19.1.1	Production Schedule	19-2
		19.1.2	Coal Pricing	19-2
		19.1.3	Cash Production Costs	19-3
		19.1.4	Capital Expenditures	19-4
	19.2	Pre-Tax Net Present Value Analysis		19-4

20.0	ADJACENT PROPERTIES			20-1

21.0	OTHER RELEVANT DATA AND INFORMATION			21-1

22.0	INTERPRETATION AND CONCLUSIONS			22-1
	22.1	Audit Findings		22-1
	22.2	Significant Risks and Uncertainties		22-1

23.0	RECOMMENDATIONS			23-1

24.0	REFERENCES			24-1

25.0	RELIANCE ON INFORMATION PROVIDED BY REGISTRANT			25-1

JOHN  T.  BOYD  COMPANY

TABLE OF CONTENTS - Continued

Page

List of Tables
1.1	Coal Reserves Summary	1-4
3.1	Summary of Coal Ownership	3-3
4.1	Monthly Average Climate Data, Waynesburg, Pennsylvania	4-1
5.1	Historical Reserve Acquisition	5-1
7.1	Descriptive Statistics, Pittsburgh Seam Thickness	7-5
7.2	Descriptive Statistics, Pittsburgh Seam Coal Quality	7-7
11.1	Coal Resource Classification Criteria	11-3
12.1	Mining Parameters	12-3
12.2	Estimated Coal Reserves by Mine as of 31 December 2021	12-7
12.3	Coal Reserves Summary	12-5
12.4	Coal Reserves Product Quality Summary	12-8
13.1	PAMC Historical Employee Count	13-4
13.2	Projected PAMC 10-Year Product Coal Quality (as received basis)	13-7
14.1	Bailey CPP Module Summary	14-1
15.1	CRDA Summary	15-2
15.2	CRDA Type and Capacity	15-2
16.1	Indicative Thermal Coal Quality	16-1
16.2	Indicative Metallurgical Coal Quality	16-1
16.3	PAMC Sales by Product and Market Segment	16-2
16.4	Summary of PAMC Historical Thermal Coal Deliveries by State	16-3
18.1	PAMC Historical Capital Expenditures	18-4
18.2	Projected Saleable Production and Realization Estimates for PAMC	18-6
19.1	Projected PAMC Saleable Production	19-2
19.2	Projected Average PAMC Sale Price	19-2
19.3	Projected PAMC Cash Operating Costs	19-3
19.4	Projected PAMC Capital Expenditures	19-4
19.5	PAMC Cumulative NPV by Timeframe	19-4
19.6	NPV Sensitivity Analysis	19-5

JOHN  T.  BOYD  COMPANY

TABLE OF CONTENTS - Continued

Page

List of Figures
1.1:	General Location Map	1-2
3.1:	Map Showing General Layout and Mineral Control	3-2
6.1:	Generalized Stratigraphic Chart, Southwestern Pennsylvania	6-2
6.2:	Generalized Stratigraphic Section, Showing Pittsburgh Coal Seam Main Bench, Draw Slate, and Roof Coal, Zone Average Thickness in the PAMC	6-4
6.3:	Map Showing Pittsburgh Seam Isopachs	6-5
7.1	Map Showing Drill Hole Locations	7-6
12.1	Relationship Between Coal Resources and Coal Reserves	12-2
12.2	Map Showing Product Yield Isopleths, Pittsburgh Seam	12-4
12.3	Map Showing Reserve Classification, Pittsburgh Seam	12-6
12.4	Map Showing Product Ash Isopleths, Pittsburgh Seam	12-9
12.5	Map Showing Product Sulfur Isopleths, Pittsburgh Seam	12-10
12.6	Distribution of PAMC Coal Reserves by Sulfur Dioxide Category	12-8
12.7	Reconciliation with Previous Coal Reserves Estimate	12-11
13.1	Longwall Mining Method	13-1
13.2	Historical PAMC Coal Production	13-5
13.3	Historic PAMC Mining Productivity	13-6
13.4	Projected PAMC Coal Production	13-7
14.1	Aerial Photograph Showing Bailey Preparation Plant Facilities	14-3
14.2	Generic Flowsheet, Dense Medium Cyclone/Spiral/Flotation, Bailey Preparation Plant Facilities	14-4
18.1	PAMC Historical Operating Costs and Sales Realizations	18-2
18.2	PAMC Historical Cash Operating Cost by Mine	18-3
18.3	PAMC Projected Operating Costs and Sales Realizations	18-7
18.4	PAMC’s Projected Cash Operating Costs	18-7

JOHN  T.  BOYD  COMPANY

DISCLAIMERS AND QUALIFICATIONS

This report is intended for use by CONSOL subject to the terms and conditions of its professional services agreement with BOYD. The agreement permits CONSOL to file this report as a technical report summary with the U.S. Securities and Exchange Commission (SEC) pursuant to Subpart 1300 and Item 601(b)(96) of Regulation S-K. Except for the purposes legislated under US securities law, any other uses of or reliance on this report by any third party is at that party’s sole risk. The responsibility for this disclosure remains with CONSOL. The user of this document should ensure that this is the most recent disclosure of coal resources and coal reserves for the subject property as it is no longer valid if more recent estimates have been issued.

This report provides BOYD’s assessment of CONSOL’s coal resources and coal reserves. Our assessment was performed to obtain reasonable assurance that CONSOL's estimates of coal reserves and coal resources are free from material misstatement. We did not independently estimate coal resources or coal reserves as it was not required for the purposes of the assessment. The Economic Analysis and resulting net present value (NPV) estimate in this report were made for the purposes of confirming the economic viability of the reported coal reserves and not for the purposes of valuing CONSOL or its assets. Internal Rate of Return (IRR) and project payback were not calculated, as there was no initial investment considered in the financial model.

The ability of CONSOL to recover all the reported coal reserves is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include mining and geologic conditions, the capabilities of management and employees, the securing of required approvals and permits in a timely manner, future coal prices, etc. Unforeseen changes in regulations could also impact performance. Opinions presented in this report apply to the site conditions and features as they existed at the time of BOYD’s investigations and those reasonably foreseeable.

JOHN  T.  BOYD  COMPANY

i

Cautionary Statements Regarding Forward-Looking Statements

Certain statements in this technical report summary are “forward-looking statements” within the meaning of the federal securities laws. Except for historical matters, the matters discussed in this technical report summary are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and CONSOL’s future production, revenues, income, and capital spending. When the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions are used in this technical report summary, the statements which include those words are usually forward-looking statements. Any expectations with respect to the PAMC or any other strategy that involves risks or uncertainties are forward-looking statements. These forward-looking statements are based on current expectations and assumptions about future events. While BOYD considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond BOYD’s control. The forward-looking statements in this report speak only as of the date of this technical report summary and BOYD disclaims any intention or obligation to update publicly any forward-looking statements in this technical report summary, whether in response to new information, future events, or otherwise, except as required by applicable law.

JOHN  T.  BOYD  COMPANY

ii

GLOSSARY OF ABBREVIATIONS AND DEFINITIONS

$	:	US dollar(s)

%	:	Percent or percentage

AFC	:	Armored Face Conveyor

As-Received Basis	:	Data or results are calculated to the moisture condition of the coal sample when it arrived at the testing facility.

ASTM	:	ASTM International (formerly American Society for Testing and Materials)

BMX	:	Bailey Mine Expansion

BOYD	:	John T. Boyd Company

Btu	:	British thermal unit. A unit of heat; it is defined as the amount of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

CAPP	:

Central Appalachian Basin. Coal producing region consisting of Eastern Kentucky, Virginia, Southern West Virginia, and the Tennessee counties of: Anderson, Campbell, Claiborne, Cumberland, Fentress, Morgan, Overton, Pickett, Putnam, Roane, and Scott.

CM	:	Continuous Miner

CPP	:	Coal Preparation Plant

Coal	:

Combustible sedimentary rock in which organic matter, including residual moisture comprises more than 50% by weight and more than 70% by volume of carbonaceous material formed from altered plant remains.

Coal Reserve	:

An estimate of tonnage and grade or quality of indicated and measured coal resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated coal resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

Coal Resource	:

A concentration or occurrence of coal of economic interest in or on the Earth's crust in such form, quality, and quantity that there are reasonable prospects for economic extraction. A coal resource is a reasonable estimate of mineralization, considering relevant factors such as cut-off grade, likely mining dimensions, location, or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

JOHN  T.  BOYD  COMPANY

GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

CONSOL	:	CONSOL Energy Inc. and its subsidiaries

CRDA	:	Coal Refuse Disposal Area

CSX	:	CSX Corporation. A rail-based freight transportation company

CY	:	Cubic yards

DCF	:	Discounted Cash Flow

Dry Basis	:	Data or results are calculated to a theoretical base as if there were no moisture in the coal sample.

EIA	:	U.S. Energy Information Administration

FOB	:	Free-on-Board

ILB	:	Illinois Basin. Coal producing region consisting of Illinois, Indiana, and Western Kentucky.

Indicated Coal Resource	:

That part of a coal resource for which quantity and quality are estimated based on adequate geological evidence and sampling. The level of geological certainty associated with an indicated coal resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated coal resource has a lower level of confidence than the level of confidence of a measured coal resource, an indicated coal resource may only be converted to a probable coal reserve.

Inferred Coal Resource	:

That part of a coal resource for which quantity and quality are estimated based on limited geological evidence and sampling. The level of geological uncertainty associated with an inferred coal resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred coal resource has the lowest level of geological confidence of all coal resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred coal resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a coal reserve.

IRR	:	Internal rate-of-return

ISO		International Organization for Standardization

JOHN  T.  BOYD  COMPANY

GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

lb	:	Pound

LOM	:	Life-of-Mine

LW	:	Longwall

MB	:	Miner-Bolter

Measured Coal Resource	:

That part of a coal resource for which quantity and quality are estimated based on conclusive geological evidence and sampling. The level of geological certainty associated with a measured coal resource is sufficient to allow a qualified person to apply modifying factors, as defined herein, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured coal resource has a higher level of confidence than the level of confidence of either an indicated coal resource or an inferred coal resource, a measured coal resource may be converted to a proven coal reserve or to a probable coal reserve

Mineral Reserve	:	See “Coal Reserve”

Mineral Resource	:	See “Coal Resource”

MM	:	Million

Modifying Factors

The factors that a qualified person must apply to indicated and measured coal resources and then evaluate to establish the economic viability of coal reserves. A qualified person must apply and evaluate modifying factors to convert measured and indicated coal resources to proven and probable coal reserves. These factors include, but are not restricted to: mining; processing; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project.

MSHA	:	Mine Safety and Health Administration. A division of the U.S. Department of Labor

NAPP	:	Northern Appalachian Basin. Coal producing region consisting of Maryland, Ohio, Pennsylvania, and Northern West Virginia

NAR	:	Net As Received

NS	:	Norfolk Southern Corporation. A rail-based freight transportation company.

JOHN  T.  BOYD  COMPANY

GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

NPV	:	Net Present Value

OSD	:	Out-of-Seam Dilution. Rock, impurities recovered from above and below the coal seam with the coal seam during the normal mining process

PAMC	:	Pennsylvania Mining Complex. Includes the Bailey Mine, the Enlow Fork Mine, the Harvey Mine, and the Central Coal Preparation Plant

Probable Coal Reserve	:	The economically mineable part of an indicated and, in some cases, a measured coal resource.

Production Stage Property	:	A property with material extraction of coal reserves.

Proven Coal Reserve	:	The economically mineable part of a measured coal resource which can only result from conversion of a measured coal resource.

QP	:	Qualified Person

Qualified Person	:

An individual who is:

1.    A mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and

2.    An eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must:

a.    Be either:

i.    An organization recognized within the mining industry as a reputable professional association; or

ii.   A board authorized by U.S. federal, state, or foreign statute to regulate professionals in the mining, geoscience, or related field;

b.    Admit eligible members primarily based on their academic qualifications and experience;

c.    Establish and require compliance with professional standards of competence and ethics;

d.    Require or encourage continuing professional development;

e.    Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and

f.    Provide a public list of members in good standing.

JOHN  T.  BOYD  COMPANY

GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

ROM	:	Run-of-Mine. The as-mined material including coal, in-seam rock partings mired with the coal, and out-of-seam dilution.

RSA	:	Republic of South Africa

SGF	:	Specific gravity float

SEC	:	U.S. Securities and Exchange Commission

S-K 1300	:	Subpart 1300 and Item 601(b)(96) of the U.S. Securities and Exchange Commission’s Regulation S-K

Ton	:	Short Ton. A unit of weight equal to 2,000 pounds

TPH	:	Tons per Hour

TPEH	:	Tons per Employee-Hour

JOHN  T.  BOYD  COMPANY

1.0         EXECUTIVE SUMMARY

1.1	Introduction

CONSOL's Pennsylvania Mining Complex (PAMC) is a complex that includes three active underground longwall (LW) mines—Bailey Mine, Enlow Fork Mine, and Harvey Mine—and the Central Coal Preparation Plant (CPP). BOYD was retained by CONSOL to complete an independent technical assessment of coal resource and coal reserve estimates for the PAMC.

BOYD’s findings as a result of the audit of PAMC's coal resource and coal reserve estimates are based on our detailed examination of the supporting geologic, technical, and economic information obtained from: (1) CONSOL files, (2) discussions with CONSOL personnel, (3) records on file with regulatory agencies, (4) public sources, and (5) nonconfidential BOYD files.

This technical report identifies and summarizes the results of our audit of the PAMC coal reserves and independent assessment of the economic viability of extracts of the PAMC coal reserves over the life of the mine and satisfies the requirements for CONSOL's disclosure of coal reserves set forth in Subpart 1300 and Item 601(b)(96) of the SEC's Regulation S-K (S-K 1300). This is the first technical report summary for the PAMC. BOYD is a qualified person as defined in Regulation S-K 1300.

Weights and measurements are expressed in US customary units. Unless otherwise noted, the effective date of the information, including estimates of coal reserves, is December 31, 2021.

1.2	Property Description

The PAMC is an active underground coal mining and processing operation located in Greene and Washington counties, Pennsylvania, and Marshall County, West Virginia. The general location of the PAMC is provided in Figure 1.1, following this page. The project lies in a well-developed region with a robust infrastructure.

Comprising approximately 181,068 acres—or 284 square miles—within the Northern Appalachian Basin (NAPP) coal‑producing region of the eastern United States, the PAMC is the largest underground coal mining complex in North America.

JOHN  T.  BOYD  COMPANY

1-1

Figure 1.1

1-2

RAILROAD INDEX
Abbreviation Name
AVR Allegheny Valley RR
CN Canadian National RW Co.
CUOH The Columbus & Ohio River RR Co.
CSXT CSX Transportation, Inc.
ISH Iron Senergy Holdings, LLC
KRS Katahdin Rail Services
NS Norfolk Southern Corp.
OHIC Ohi-Rail Corporation
POHC Pittsburgh & Ohio Central RR
SWP Southwestern Pennsylvania RR
URR Union Railroad Co.
WE The Wheeling & Lake Erie RW Co.
East Liverpool
COLUMBIANA
HANCOCK
Bruce Mansfield
FirstEnergy Corp.
BEAVER
JEFFERSON
Sammis
FirstEnergy Corp.
Cheswick
NRG Energy, Inc.
ALLEGHENY
Pittsburgh
OH
WV
PA
Weirton
Steubenville
Consol
HARRISON
WASHINGTON
Cardinal
American Electric Power
BROOKE
Canonsburg
Washington
WESTMORELAND
Tunnel Ridge
Alliance Resource Partners, L.P.
ACNR
OHIO
Wheeling
BELMONT
Enlow Fork
Washington County (Closed)
(fka Mine 84)
N
American Consolidated Natural Resources Inc.
Ohio County
(fka Shoemaker)
Harvey
MARSHALL
Natural Resources Partners, L.P.
Bailey
Consol Energy Inc.
FAYETTE
Century
Ohio Edison Co.
GREENE
Emerald
(Closed)
JTB
Iron Senergy Holdings, LLC
Cumberland
Powhatan
No. 6
(Closed)
Woodsfield
Mitchell
American Electric Power
Marshall
County
(fka McElroy)
MONROE
Fort Martin
FirstEnergy Corp.
Monongalia
County (Closed)
(fka Blacksville No. 2)
Consol Energy Inc.
Federal No. 2
(Idle)
Phoenix Federal No 2 Mining, LLC
Longview
Longview Power, LLC
Morgantown
Morgantown Energy
Morgantown Energy Associates
WETZEL
Marion
County
(fka Loveridge
No. 22)
CSXT / NS
MONONGALIA
TYLER
Grant Town
American Bituminous Power LP
PRESTON
MARION
HARRISON
DODDRIDGE
Harrison
FirstEnergy Corp.
SCALE (Miles)
0 3 6 9 12
Harrison
County
(fka Robinson Run)
American Consolidated Natural Resources Inc.
LEWIS
Legend
PAMC Mineral Control
Major Pittsburgh Seam Control
Bailey, Enlow Fork, and Harvey Underground Mined Out Area - Pittsburgh Seam
Adjacent Underground Mined Out Area - Pittsburgh Seam
Select Underground Mine Portal Location - Pittsburgh Seam
Coal-Fired Generating Station
CSXT Major Railroad
Major Waterway
DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
FIGURE 1.1
GENERAL LOCATION MAP
Showing
MAJOR COAL OWNERSHIP AND
UNDERGROUND MINE LOCATIONS
PITTSBURGH SEAM
Southwestern Pennsylvania
Northern West Virginia and Eastern Ohio
Prepared For
CONSOL ENERGY INC.
John T. Boyd Company
February 2022
Scale as Shown

C:\CAD_GROUP-jfg\2755.080\FIGURE 1-1.DWG

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The PAMC mines coal exclusively form the Pittsburgh Seam. Within the PAMC boundaries, CONSOL maintains the right to mine and remove almost all (approximately 99.7%) of the Pittsburgh Seam through whole or fractional mineral ownership and/or lease agreements. Several small adverse (uncontrolled) tracts exist within the proposed life-of-mine (LOM) plan; however, CONSOL has demonstrated success in acquiring these as required during the ordinary course of business. BOYD is not aware of any encumbrances, litigation, or orders which would hinder continued development of the property.

As illustrated in Figure 1.1, the Pittsburgh Seam has historically been and continues to be extensively mined in and around the PAMC area. CONSOL has a lengthy history of successfully mining the Pittsburgh Seam and other coal beds in the region. CONSOL’s involvement with the PAMC dates to the 1920s and it has been actively mining and developing the PAMC since 1984.

1.3	Geology

The PAMC is situated in the Allegheny Plateau of the NAPP coal fields region. Near‑surface geology of this area primarily consists of Pennsylvanian and Lower Permian coal-bearing strata. Coal seams mined in this region are generally classified as high- to low-volatile bituminous, characterized by low-to-high sulfur content and high heating value.

The Pittsburgh Seam is the only coal seam of economic interest on the property. Structurally, the Pittsburgh Seam consists of three rather distinct and relatively consistent intervals: the main bench coal, an overlying draw slate, and a roof coal zone. With an average thickness of 5.5 ft, the main bench coal constitutes most of the mineable interval. The Pittsburgh Seam is relatively flat-lying, typically dipping less than one degree, and is located at depths ranging from approximately 300 ft to 1,400 ft below ground surface within the PAMC area.

The Pittsburgh Seam coal bed is characterized as a high-rank, high-volatile bituminous, medium-ash, and medium-to high-sulfur coal that is used for both thermal and metallurgical purposes.

1.4	Exploration

The Pittsburgh Seam has been extensively explored and mined in the region, with drilling records dating back to at least the 1920s. CONSOL provided data for 7,289 drill holes, totaling more than 4 million ft of drilling, that have intercepted the Pittsburgh Seam. Of these, results from 2,349 drill holes were utilized to define the lateral extent, thickness, and qualities (both raw and clean) of the Pittsburgh Seam in the immediate PAMC project area.

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BOYD’s audit indicates that in general: (1) CONSOL has performed extensive drilling and sampling work on the subject property, (2) the work completed has been done by competent personnel, and (3) the amount of data available combined with wide-spread knowledge of the Pittsburgh Seam, is sufficient to confirm the thickness, lateral extents, and quality characteristics of the Pittsburgh Seam.

1.5	Coal Reserves

CONSOL’s estimated underground mineable coal reserves for the PAMC total 612.1 million recoverable (clean) product tons remaining as of December 31, 2021. The coal reserves controlled by CONSOL are summarized in Table 1.1.

Table 1.1: Coal Reserves Summary
	Product Tons (millions) by Classification
Mine	Proven	Probable	Total

Bailey	45.9	38.9	84.8
Enlow Fork	246.4	68.4	314.8
Harvey	107.7	104.8	212.5
Total	400.0	212.1	612.1

It is BOYD’s opinion that extraction of the reported coal reserves is technically achievable and economically viable after the consideration of potentially material modifying factors. Periodic amendments to existing mining permits to add additional acreage (reserve tonnage) in order to sustain coal production is common practice. We are not aware of any issues which would impact or prevent the present “Not Permitted” reserves to be permitted as future mining needs dictate. We are also not aware of any prohibition against the proposed mining and processing activities.

There are no reportable coal resources excluding those converted to coal reserves for the PAMC.

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1.6	Operations

1.6.1	Mining

The PAMC is comprised of the Bailey, Enlow Fork, and Harvey underground mines. Each mine utilizes LW mining for primary production with supporting mine development performed by continuous miners (CM). This mining method is highly productive and commercially demonstrated; it has been the primary approach by coal mine operators to mine the Pittsburgh Seam for decades. PAMC has utilized this mining method since the inception of its mining operation in 1984. The complex is currently configured to operate up to 5 LWs and 15 to 17 CM sections producing up to 28 million tons per year. The PAMC is generally considered an industry leader in terms of mining productivity and its mining costs are in the lower quartile when compared to its peers.

In the aggregate, the PAMC LOM plan projects the complex will produce approximately 1,063 million tons of run-of-mine (ROM) coal (619 million1 saleable tons after processing) over the expected life of the operations.

1.6.2         Processing

All coal mined from the three mines is directed to the Central CPP. The Central CPP serves as the coal washing facility for the PAMC’s three LW mines. The plant was commissioned in 1984 to wash coal produced by the Bailey Mine. Since then, the Central CPP has undergone many expansions and has a current processing capacity of 8,200 raw tons-per-hour (TPH). It is the largest coal preparation plant in the United States.

The beneficiation process utilized at the PAMC has a proven record of accomplishment and has remained relatively unchanged for decades. Straightforward when compared to many other mineral processing techniques, the coal washing process is largely based on separating non-coal (rock) material from coal material by mechanically reducing the size of the feed and utilizing the materials’ different densities to gravitationally separate one from the other. Largely, the process only requires water, magnetite, and frothing agents.

The plant’s ability to blend raw coal production from the three underground mines into a singular plant feed allows for both more consistent plant operation and the ability to achieve a range of clean coal qualities for various coal markets.

1 The LOM plan includes approximately 7 million saleable tons of adversely controlled coal. BOYD has assumed that all necessary rights and approvals will be obtained in advance of mining.

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1.6.3	Other Infrastructure

The PAMC is supported by several surface infrastructure sites. Major surface infrastructure includes ancillary buildings, high-voltage power distribution stations, ROM coal conveyor belts, CPP refuse facilities, underground access and ventilation structures, and rail loading systems.

Product coal from the PAMC is transported to its customer base via rail. The Central CPP is served by both the Norfolk Southern (NS) and CSX railroads via a rail spur that connects the complex with the mainline rail at Waynesburg, Pennsylvania.

The Bailey refuse facility serves as the disposal location for all waste rock (coarse coal refuse) and fine coal slurry (fine coal refuse) produced during the processing of coal.

1.7	Financial Analysis

1.7.1	Market Analysis

The PAMC produces a thermal coal that is sold into the domestic United States and international export markets. The high calorific value thermal coal produced by PAMC is currently used in the United States by electricity generators located in the PJM Interconnection, Southeast, and Midcontinent Independent System Operator regional electricity markets and by domestic industrial customers. In addition to the domestic market, PAMC also services international thermal customers in Europe, Africa, Asia, and Canada. The coal’s high quality enables it to receive premium pricing relative to regional price indices.

The PAMC also supplies lesser quantities—approximately 1.0 to 2.0 million tons per annum—of a secondary metallurgical coal product into Asia, Europe, and South America.

1.7.2	Capital and Operating Cost Estimates

The Pittsburgh Seam is widely recognized as being ideally suited for LW mining operations and conducive to efficient, low-cost production operations. In terms of total dollars expended per year, cash operating costs for LW mines are mostly fixed. Unit costs, therefore, will vary mostly due to changes in production and less so with regard to general inflation and major mine site changes.

During the historical review period of 2017 – 2021, total cash operating costs per saleable ton for the PAMC were within the range of $28 to $31 per saleable ton.

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The PAMC is regarded as being highly capitalized and comprising of state-of-the-art operations when compared to industry peers. Continual capital expenditures have been ongoing by CONSOL in recent years to support mine infrastructure expansions, maintenance of production equipment, refuse placement, etc.

During the review of LOM plans and associated financial projections, BOYD found future operating and capital costs forecasted by CONSOL to be reflective of historical norms.

1.7.3	Economic Analysis

BOYD independently evaluated the economics of the PAMC over the forecasted life of the project. The results of our indicative economic analysis for PAMC over the life of the operations (2022 to 2078) shows a NPV of approximately $1.5 billion for the expected case at a 12% discount rate. The cash flow estimates are positive even after performing independent sensitivity analyses of up to 10% variation in sales price. From this we conclude that the stated coal reserves are economically viable under reasonable market price expectations for the coal produced from the PAMC.

The NPV estimate was made for purposes of confirming the economic viability of the reported coal reserves and not for purposes of valuing CONSOL or its assets. IRR and project payback were not calculated, as there was no initial investment considered in the financial model.

1.8	Permitting Requirements

Numerous permits are required by federal and state law for underground mining, coal preparation and related facilities, and other incidental activities. CONSOL reports that necessary permits to support current operations are in place or pending approval. New permits or permit revisions may be necessary from time to time to facilitate future operations. Given sufficient time and planning, CONSOL should be able to secure new permits, as required, to maintain its planned operations within the context of the current regulations.

Permits generally require that CONSOL post a performance bond in an amount established by the regulator program to: (1) provide assurance that any disturbance or liability created during mining operation is properly mitigated, and (2) assure that all regulation requirements of the permit are fully satisfied. As of December 31, 2021, CONSOL held more than $365 million in surety bonds to cover its obligations relating to mining and reclamation, mine subsidence, stream restoration, water loss, and dam safety.

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Periodic amendments to existing mining permits to add additional acreage (reserve tonnage) in order to sustain coal production is common practice. We are not aware of any issues which would impact or prevent the present “Not Permitted” reserves to be permitted as future mining needs dictate. We are also not aware of any prohibition against the proposed mining and processing activities.

1.9	Conclusions

It is BOYD’s overall conclusion that CONSOL’s estimates of coal reserves, as reported herein: (1) were prepared in conformance with accepted industry standards and practices, and (2) are reasonably and appropriately supported by technical evaluations, which consider all relevant modifying factors.

Given the lengthy operating history and status of evolution, residual uncertainty for this project is considered minor under the current and foreseeable operating environment. A general assessment of risk is presented in the relevant sections of this report.

It is BOYD’s opinion that extraction of the PAMC's reported coal reserves is technically achievable and economically viable after the consideration of potentially material modifying factors. The ability of CONSOL, or any mine operator, to recover all of the reported coal reserves is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include mining and geologic conditions, the capabilities of management and employees, the securing of required approvals and permits in a timely manner, future coal prices, etc. Unforeseen changes in regulations could also impact performance.

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2.0         INTRODUCTION

2.1	Registrant

CONSOL is a US-based mining company headquartered in Canonsburg, Pennsylvania whose common stock is listed on the New York stock exchange (NYSE:CEIX). CONSOL is actively engaged in the production and export of thermal coal and metallurgical coal from the PAMC. The company is also in the process of developing a mine in Wyoming County, West Virginia that will produce metallurgical coal. In addition, CONSOL controls considerable greenfield (i.e., undeveloped) thermal and metallurgical coal resources located in the major coal-producing basins of the eastern United States. The company also owns and operates the CONSOL Marine Terminal, which is in the Port of Baltimore, Maryland. Additional information regarding CONSOL can be found at www.consolenergy.com.

This technical report summary was prepared for CONSOL in support of their disclosure of coal resources and coal reserves for the PAMC.

2.2	Terms of Reference and Purpose

CONSOL retained BOYD to complete an independent assessment of CONSOL’s internally‑prepared coal resource and coal reserve estimates and supporting information for the PAMC. CONSOL also retained BOYD to perform an independent assessment of the economic viability of the PAMC coal reserves for the life of the mine. Our objective was to review and evaluate the scientific and technical information on which CONSOL's calculation of its coal resources and coal reserve estimates are based and also an evaluation that that the extraction of the coal resources and coal reserves are economically viable over the life of the PAMC.

The technical summary of our third-party assessment, presented in report form herein, was prepared in accordance with the disclosure requirements set forth in Subpart 1300 and Item 601(b)(96) of the SEC’s Regulation S-K. The purpose of this report is: (1) to summarize technical and scientific information for the subject mining properties, (2) to provide the conclusions of our technical audit, (3) to provide a statement of coal resources and/or coal reserves for the PAMC, and (4) provide our conclusion of the economic viability of the PAMC’s coal reserves. This is the first technical report summary filed by CONSOL for the PAMC.

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BOYD’s findings are based on our detailed examination of the supporting geologic and other scientific, technical, and economic information provided by CONSOL, as well as our assessment of the methodology and practices applied by CONSOL in formulating the estimates of coal resources and coal reserves disclosed in this report. We did not independently estimate coal resources or coal reserves from first principles.

We used standard engineering and geoscience methods, or a combination of methods, that we considered to be appropriate and necessary to establish the conclusions set forth herein. As in all aspects of mining property evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

This report is intended for use by CONSOL subject to the terms and conditions of its professional services agreement with BOYD. We also consent to CONSOL filing this report as a technical report summary with the SEC pursuant to Subpart 1300 and Item 601(b)(96) of Regulation S-K.

2.3	Expert Qualifications

BOYD is an independent consulting firm specializing in mining-related engineering and financial consulting services. Since 1943, BOYD has completed over 4,000 projects in the United States and more than 60 other countries. Our full-time staff comprises mining experts in: civil, environmental, geotechnical, and mining engineering; geology; mineral economics; and market analysis. Our extensive experience in coal resources/reserve estimation and our knowledge of the subject coal properties, provides BOYD an informed basis on which to opine on the reasonableness of the estimates provided by CONSOL. An overview of BOYD can be found on our website at www.jtboyd.com.

The individuals primarily responsible for this audit and the preparation of this report are by virtue of their education, experience, and professional association considered qualified persons as defined in S-K 1300.

Neither BOYD nor its staff employed in the preparation of this report have any beneficial interest in CONSOL, and are not insiders, associates, or affiliates of CONSOL. The results of our audit were not dependent upon any prior agreements concerning the conclusions to be reached, nor were there any undisclosed understandings concerning any future business dealings between CONSOL and BOYD. This report was prepared in return for fees based upon agreed commercial rates, and the payment for our services was not contingent upon our opinions regarding the project or approval of our work by CONSOL and its representatives.

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2.4	Sources of Information

Information used in this assignment was obtained from: (1) CONSOL files, (2) discussions with CONSOL personnel, (3) records on file with regulatory agencies, (4) public sources, and (5) nonconfidential BOYD files.

The following information was provided by CONSOL:

●	Year-end reserve statements and reports for 2020 and 2021.
●	Exploration records (e.g., drilling logs, lab sheets).
●	Geologic databases of lithology and coal quality.
●	Computerized geologic models.
●	Mapping data, with:
-	Mineral tenure boundaries.
-	Permit boundaries.
-	Limits of previous mining.
●	Mine plans, production schedules, and supporting documentation.
●	Historical information, including:
-	Production reports and reconciliation statements.
-	Financial statements.
-	Product sales and pricing.

Information from sources external to BOYD and/or CONSOL are referenced accordingly.

The data and work papers used in the preparation of this report are on file in our offices.

2.5	Personal Inspections

During our assignment, BOYD visited the PAMC and observed the underground mining operations at the Bailey Mine (July 27–29, 2021), the Harvey Mine (August 10, 2021), and the Enlow Fork Mine (August 11–12, 2021). Additionally, BOYD has well‑established knowledge of the subject mining operations having performed over 100 engineering studies on the Pittsburgh coal seam, including the PAMC and adjacent properties.

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2.6	Report Version

The coal resources and coal reserves presented in this technical report summary are effective as of December 31, 2021. The report effective date is December 31, 2021.

2.7	Units of Measure

The US customary measurement system has been used throughout this report. Tons are short tons of 2,000 pounds-mass. Unless otherwise stated, all currency is expressed in constant 2021 US Dollars ($).

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3.0         PROPERTY DESCRIPTION

3.1	Property Location

The PAMC is a coal mining and processing operation located in Greene and Washington counties, Pennsylvania, and Marshall County, West Virginia. Comprising almost 284 square miles within the NAPP coal-producing region of the eastern United States, the PAMC is the largest underground coal mining complex in North America. The PAMC operations currently consist of three active underground mines—Bailey, Enlow Fork, and Harvey—and related infrastructure.

The PAMC is commercially operated as a single entity, although each of the three mines operate under a unique Mine Safety and Health Administration (MSHA) mine identification number and has a separate direct management team. All mine output is delivered by belt conveyors to a central coal processing facility, the Central Preparation Plant, that is the largest in the country (8,200 raw tons per hour) and reports to MSHA under the Bailey Mine identification number. The ROM coal is segregated by mine, and sophisticated analysis and processing systems are utilized to meet customer specifications. Plant reject-material reports to the coarse and fine refuse disposal facilities. Saleable output is shipped to a diverse customer base via the rail load-out on a dedicated rail spur serviced by NS and CSX.

The PAMC is located approximately 26 miles southwest of Pittsburgh, near the city of Washington and the borough of Waynesburg, all in Pennsylvania. The city of Wheeling, West Virginia lies about 12 miles due west and the city of Morgantown, West Virginia, is located approximately 22 miles southeast. The project area is flanked by Interstate 70 to the northwest and Interstate 79 to the east. U.S. Route 250 intersects the south-west corner of the property.

Geographically, the Central Preparation Plant is located at approximately 39°58’23.7” N latitude and 80°24’43.6” W longitude. Figures 1.1 (page 1-2) and 3.1, following this page, illustrate the location and general layout of the PAMC.

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Figure 3.1

3-2

RAILROAD INDEX
Abbreviation Name
AVR Allegheny Valley RR
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
Washington
AVR
WASHINGTON
OHIO
Elm Grove
Enlow Fork
Bailey Central Preparation Plant
Harvey
Bailey
CSXT/NS
Waynesburg
GREENE
MARSHALL
CSXT/NS
N
WV
PA
Legend
Consol Energy Inc. PAMC Underground Mines
(Pittsburgh Seam Reserve Boundary)
Bailey
Enlow Fork
Harvey
Mineral Control
Underground Mined Areas
Deep Mine Access
CSXT Major Railroad
SCALE (ft)
0
10,000
20,000
WETZEL
DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
Q:\CAD_GROUP-jfg\2755.080\FIGURE 3-1.DWG

FIGURE 3.1

MAP SHOWING GENERAL LAYOUT AND MINERAL CONTROL PENNSYLVANIA MINING COMPLEX (PAMC) PITTSBURGH SEAM

Greene and Washington Counties, Pennsylvania
Marshall County, West Virginia

Prepared For
CONSOL ENERGY INC.

John T. Boyd Company

February 2022
Scale 1" = 20,000'

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3.2	Property Control

Within the PAMC area, CONSOL controls approximately 181,068 acres of mineral and/or surface rights. This control exists as a complex collection of 2,681 owned and/or leased tracts that range from a few acres to several hundred acres in size. Ownership of the surface rights and the mineral rights is often severed for the properties and the estates are often fractional, in which mineral rights are split between several owners. CONSOL and its predecessors have acquired the necessary rights to support development and operations through purchase or lease agreements with predominantly private owners or entities.

As it is outside the scope of our expertise, BOYD has not independently verified ownership of the PAMC area and the underlying property agreements. Ownership data including maps, deeds, lease agreements, and royalty rate furnished to us have been accepted as being true and accurate for the purpose of this report.

3.2.1	Coal Ownership

CONSOL maintains the right to mine and remove almost all of the Pittsburgh Seam within the PAMC boundaries through whole or fractional mineral ownership and/or lease agreements, as summarized in Table 3.1.

Table 3.1: Summary of Coal Ownership
	All Tracts		Tracts Covering Coal Reserves
	Acres	%	Acres	%
Owned:
Fully	101,441	55.8	69,452	77.7
Fractionally	32,295	17.8	8,765	9.8
Subtotal	133,736	73.6	78,217	87.5
Leased	47,332	26.1	10,862	12.1
Adverse/Uncontrolled	615	0.3	342	0.4
Total	181,683	100.0	89,421	100.0

The 2,681 tracts of the PAMC are covered by 1,130 coal deeds and 150 coal lease agreements. Lease terms generally extend until all the coal is removed from the subject tract. Where applicable, royalty rates typically range from 3% to 8% of the gross sales price of the coal.

As shown in Table 3.1, almost all the Pittsburgh Seam coal (on an acreage basis) is controlled by CONSOL within in the PAMC area (99.7%) and covering the remaining coal reserves (99.6%). Small adverse (uncontrolled) tracts within the project limits are common; however, it is generally reasonable to assume that such tracts can be acquired or leased in the ordinary course of business. It is BOYD’s opinion that adverse coal control does not pose a material risk to the estimate of coal reserves reported herein.

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3.2.2	Surface Ownership

As part of the PAMC, CONSOL controls surface rights to approximately 16,593 acres through fee simple ownership. This includes ownership of the property upon which the surface facilities for mine access, processing, storing, and shipping are located, as well as 3,509 permitted acres for coarse and fine refuse disposal facilities.

CONSOL reports it controls adequate surface rights to sustain current mining operations in the near term. Additional surface property will likely be required during the life of the mine for the placement of additional infrastructure. It is generally reasonable to assume the required property can be acquired or leased in the ordinary course of business; as such, we do not believe there is any undue risk associated with surface ownership to the estimated reserves reported herein.

3.3	Regulation and Liabilities

Mining and related activities on the PAMC properties is regulated by both federal and state laws. The relevant federal laws include:

●	Clean Air Act of 1970/1977.
●	Clean Air Act Amendments of 1990.
●	Clean Water Act of 1977.
●	Surface Mining Control and Reclamation Act of 1977.
●	Resource Conservation and Recovery Act of 1976.

In Pennsylvania and West Virginia, responsibility for enforcing these acts, with the aid of numerous state laws and legislative rules, lies with the respective state’s Department of Environmental Protection.

As mandated by these laws and regulations, numerous permits are required for underground mining, coal preparation and related facilities, and other incidental activities. CONSOL reports that necessary permits are in place or applied for to support current operations. New permits or permit revisions may be necessary from time to time to facilitate future operations. Given sufficient time and planning, CONSOL should be able to secure new permits, as required, to maintain its planned operations within the context of the current regulations.

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Permits generally require that the permittee post a performance bond in an amount established by the regulator program to: (1) provide assurance that any disturbance or liability created during mining operation is properly mitigated, and (2) assure that all regulatory requirements of the permit are fully satisfied. CONSOL reports holding more than $365 million in surety bonds to cover its obligations relating to mining and reclamation, mine subsidence, stream restoration, water loss, and dam safety.

Regular inspection of the mines and related facilities are conducted by MSHA for health and safety compliance. On finding any violation of a health or safety standard, an inspector will issue a citation that specifies the standard violated and evaluates the gravity of the violation by several factors, including likelihood of injury. Any infraction that is reasonably likely to result in a serious injury or illness or is caused by the operator's unwarrantable failure to comply with regulatory requirements will carry additional fines and could result in temporary closure. Typically, the civil penalties for regular assessments are not considered material.

BOYD is not aware of any prohibition of mining and processing activities for the PAMC. However, the reported coal reserves may be materially impacted by: CONSOL’s failure to comply with permit conditions and rules; delays in obtaining required government or other regulatory approvals or permits; CONSOL’s inability to obtain such required approvals or permits; or changes in governmental regulations.

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4.0         PHYSIOGRAPHY, ACCESSIBILITY, AND INFRASTRUCTURE

4.1	Topography, Elevation, and Vegetation

The PAMC lies within the Waynesburg Hills Section of the Appalachian Plateaus physiographic province of Pennsylvania. This region is characterized by very hilly topography, with narrow hilltops and dendritic valleys which display steeply sloping hillsides and moderate relief. Surface elevations within the PAMC area range from approximately 860 ft to 1,580 ft above mean sea-level. There is a vast network of overlying streams and waterways which cover complex area.

Land cover within the area consists predominantly of mixed forest and crop/pasture land dotted with medium- to low-density (rural) residential areas.

4.2	Accessibility

General access to the PAMC is via a well-developed network of primary and secondary roads serviced by state and local governments. These roads offer direct access to the mine and processing facilities and are generally open year-round. In addition, PAMC is supported by Class 1 railroads to transport processed coal products to various markets/consumers.

4.3	Climate

Climate in and around the PAMC is typical of southwestern Pennsylvania, with four distinct seasons: cold winters; hot and humid summers; and mild falls and springs. The average daily high temperatures are above freezing 12 months of year while the low temperatures drop below freezing 5 months of the year. Table 4.1 provides monthly average climate data collected from 2000 through 2021 in Waynesburg, Pennsylvania.

Table 4.1: Monthly Average Climate Data, Waynesburg, Pennsylvania
Average	Unit	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec

High Temp	°F	38	41	51	64	73	80	83	83	77	65	54	43
Low Temp	°F	19	20	28	37	48	56	61	60	52	41	30	25

Precipitation	inches	3.1	3.0	3.4	3.4	4.5	4.8	4.7	3.6	4.0	3.6	2.8	3.5
	days	15	14	13	13	15	14	12	11	10	12	12	14

Snowfall	inches	8.1	10.0	2.6	0.6	-	-	-	-	-	0.2	0.5	5.3
	days	8	7	3	1	-	-	-	-	-	-	1	5

Source: National Oceanic and Atmospheric Administration.

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In general, the operating season for the PAMC is year-round. Adverse weather conditions seldom limit the PAMC coal mining, processing, and loading operations; however, extreme weather conditions may temporarily impact operations.

4.4	Infrastructure Availability and Sources

The PAMC lies within a well-developed region of southwestern Pennsylvania, with an extensive history related not only to coal mining, processing, and transportation, but also many other industries and services. A reported 3.1 million people live within 60 miles of the PAMC, according to the U.S. Census of 2010.

Coal produced at the PAMC is transported primarily by rail. A rail load-out facility and dedicated rail spur—19.3 miles of track that includes three side tracks—facilitate transportation of the coal on the NS and CSX railroads

Several regional airports are located near the PAMC and the Pittsburgh International Airport is located approximately 25 miles north of the complex.

Sources of electrical power, water, supplies, and materials are readily available. Electrical power is provided to the mines and facilities by regional utility companies. Water is supplied by public water services, surface impoundments, or water wells.

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5.0         HISTORY

5.1	Reserve Acquisition

CONSOL’s involvement with the PAMC dates to the 1920s with the acquisition of certain coal leases by its forebearer. As shown in Table 5.1, CONSOL has actively acquired additional coal properties to expand the PAMC to its current size.

Table 5.1: Historical Reserve Acquistion
Reserve Area	Acquisition Year	Reported Reserves (million tons)

Ninevah	Prior to 1965	262
Manor	1977	209
Alexander	1981	93
Berkshire	1985	174
Chevron-Penn Central	1993	92
Green Hill	1995	220
Alliance, Drummond, and Mine 84	1996–2015	208

Note: "Reported Reserves" are historical estimates. A qualified person has not done sufficient work to classify historical estimates as current coal resources or coal reserves and the issuer is not treating the historical estimate as current coal resources or coal reserves.

Despite a lengthy ownership history, commercial production on the property did not begin until 1984.

5.2	Mine Development

The Bailey Mine is the first mine that CONSOL developed at the PAMC. Construction of the slope and initial air shaft began in 1982. Following development of the slope and shaft, commercial coal production began in 1984. LW mining production commenced in the mid-1980s. In 2010, a new slope and overland belt system was commissioned, which allowed a large percentage of the Bailey Mine to be sealed off. The current workings are situated in the southwestern portion of the PAMC area.

Construction of the Enlow Fork Mine, which is located directly north of the Bailey Mine, began in 1989. Initial underground development was started from the Bailey Mine while the Enlow Fork slope was being constructed. Once the slope bottom was developed and the slope belt became operational, seals were constructed to separate the two mines. LW mining production commenced in 1991 with the second LW coming online in 1992. In 2014, a new slope and overland belt system was commissioned and a substantial portion of the Enlow Fork Mine was sealed. The current workings are situated in the northern-most portion of the PAMC area.

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In 2009, the Bailey Mine Expansion (BMX) project was initiated to develop reserves to the east of the original Bailey Mine portal. The project utilized the original Bailey Mine slope and airshaft/portal, which required an extensive underground sealing project to isolate the bottom area from the rest of the soon-to-be-sealed old works at the Bailey Mine. An extended underground corridor was developed between the Bailey and Enlow Fork Mine workings to a new shaft and portal facility. Construction of the supporting surface facilities commenced in 2011. In 2014, the BMX project was completely severed from Bailey Mine; a new MSHA identification number was issued and the mine was renamed as the Harvey Mine. LW mining production commenced in March 2014.

There are no significant Pittsburgh Seam mining activities known to have occurred within the PAMC bounds preceding CONSOL’s involvement.

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6.0     GEOLOGICAL  SETTING,  MINERALIZATION,  AND  DEPOSIT

6.1	Regional Geology

The PAMC is located within the Appalachian Basin, an oblong synclinal, sedimentary basin which extends from central Alabama to central New York State. The Appalachian Basin spans an area of about 185,000 square miles, with a length of around 1,075 miles, consisting of Paleozoic sedimentary rocks, dating from the Early Cambrian through the Early Permian periods.

The Appalachian Basin has informally been subdivided into three coal regions—the northern, central, and southern Appalachian Basin coal regions—based on characteristics of the sediments and the coals that are found there. The three coal regions contain both formal and informal coal fields. Physiographically, the Appalachian Basin is divided into four distinct provinces, which from east to west are: the Piedmont, the Blue Ridge, the Valley and Ridge, and the Appalachian Plateaus. The PAMC is located within the NAPP basin coal region of the Appalachian Plateaus province. This region is known to contain much of the coal, oil, and shale gas resources of the eastern United States.

The Allegheny Plateau, in which the PAMC is located, is a major part of the Appalachian Plateaus province, underlain by essentially flat-lying strata, predominately of Mississippian and Pennsylvanian age. Throughout the region, the strata of the Allegheny Plateau have been broadly uplifted and, in some areas, broadly folded as well, but in general these bedrock units are only minimally deformed.

A large portion of the Allegheny Plateau consists of a coalfield comprising Pennsylvanian and Lower Permian coal-bearing strata and include, in depositional order, bedrock of the Pottsville, Allegheny, Conemaugh, Monongahela, and Dunkard groups. These coal‑bearing formations contain approximately two-fifths of the nation’s bituminous coal deposits. In some portions, the coalfield contains over 60 coal seams of varying economic significance. Seams are typically between 1 ft and 6 ft in thickness, with relatively little structural deformation. Coal in the region is classified as high- to low‑volatile bituminous with rank increasing to the east. Coals are typically characterized as low to high sulfur and high heating value.

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6.2	Local Stratigraphy

Pennsylvanian and Permian sedimentary strata comprise the uppermost stratigraphic units in and around the PAMC. These units primarily include bedrock of, in ascending stratigraphic order, the Conemaugh and Monongahela Groups of the Pennsylvanian Series, and the Permian Dunkard Group.

The strata of the Pennsylvanian and Permian systems locally are predominantly clastic and contain subordinate amounts of coal and limestone. The Pittsburgh coal seam is the basal member of the Monongahela Group. The stratigraphic relationship between these groups is presented in Figure 6.1 as follows.

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6.2.1	Conemaugh Group

The Conemaugh Group is characterized by sequences of red and green mudstone, claystone, and siltstone. Extending from the top of the Upper Freeport Coal to the base of the Pittsburgh Coal, it ranges in thickness from about 400 ft to 850 ft. The Conemaugh Group contains several thin marine limestone beds but only a few thin coal beds. The Conemaugh Group is divided into the Glenshaw and Casselman formations at the top of the regionally persistent Ames limestone. The bituminous coal beds present in the unit are impure and considered to be of limited-to-no economic value.

6.2.2	Monongahela Group

The Monongahela Group extends from the base of the Pittsburgh Coal to the base of the Waynesburg Coal. The unit is divided into the Pittsburgh and Uniontown formations at the base of the Uniontown Coal. The Monongahela Group is a sedimentary sequence of non-marine rocks (sandstone, siltstone, red and gray shale, dolomitic limestone, and coal) ranging in thickness from approximately 250 ft to 400 ft. Regionally, the Monongahela Group contains several commercial coal beds, including the Pittsburgh, Redstone, Sewickley, and Uniontown; however, within the vicinity of the PAMC, only the Pittsburgh coal seam is of economic interest. The Pittsburgh coal seam is unusually uniform in continuity and thickness for a coal seam in western Pennsylvania, and covers thousands of square miles.

6.2.3	Dunkard Group

The Dunkard Group includes all strata above the base of the Waynesburg coal bed. It is made up of Waynesburg, Washington, and Greene formations. The Dunkard Group reaches a maximum thickness of about 1,100 ft in Greene County and the upper surface is the modern-day erosional surface. Strata of the group are very similar to those of the underlying Monongahela Group, except that the Dunkard Group contains only thin discontinuous coal beds of little or no commercial value.

6.3	Coal Seam Geology

The Pittsburgh Seam is the only coal seam of economic interest within the PAMC. The Pittsburgh Seam is very uniform in depositional nature and continuity throughout much of the surrounding region, with a lengthy history of economically viable mining operations being very well documented.

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6.3.1	Lithology

The Pittsburgh Seam coal bed is composed of three distinct and relatively consistent intervals, in order of deposition being the thick “main bench” coal, an overlying “draw slate”, and one or more “roof coal” zones. Mining methods employed at the PAMC generally necessitate extraction of the first (lowermost) roof coal zone, along with the draw slate and main bench coal. Figure 6.2 illustrates the various intervals of the Pittsburgh Seam coal bed.

The main bench coal thickness across the PAMC area is generally between the 5.0 ft to 6.0 ft range, averaging 5.5 ft over most of the mine plan area. Isolated pockets of both thinner and thicker coal do exist, and extreme but generally isolated occurrences may range from below 1 ft to above 11 ft thick. Figure 6.3, following this page, provides a map of the Pittsburgh Seam main bench thickness. The locations of thinner coal occurrences are generally well-defined by the extensive exploration performed in and around the study area, and mine plans have been developed to avoid these low coal occurrences.

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Figure 6.3

6-5

RAILROAD INDEX
Abbreviation Name
AVR Allegheny Valley RR
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
Washington
AVR
WASHINGTON
OHIO
Elm Grove
Enlow Fork
Bailey Central Preparation Plant
Harvey
Bailey
CSXT/NS
Waynesburg
GREENE
MARSHALL
WV
PA
CSXT/NS
N
JTB
Legend
Pittsburgh Seam Main Bench Thickness (ft)
< 3.0
4.0 - 5.0
6.0 - 7.0
3.0 - 4.0
5.0 - 6.0
> 7.0
Mine Plan / Reserve Boundary
Mineral Control
Underground Mined Areas
Deep Mine Access
CSXT Major Railroad
SCALE (ft)
0 10,000 20,000
WETZEL
Q:\CAD_GROUP-jfg\2755.080\FIGURE 6-3.DWG

DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.

FIGURE 6.3
MAP SHOWING PITTSBURGH SEAM ISOPACHS PENNSYLVANIA MINING COMPLEX (PAMC)
Greene and Washington Counties, Pennsylvania
Marshall County, West Virginia

Prepared For
CONSOL ENERGY INC.

JTB John T. Boyd Company | February 2022 | Scale 1" = 20,000'

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The draw slate is a prominent, laterally persistent shale parting that immediately overlies the main bench coal. Thickness generally ranges from 0 to 2.0 ft, averaging less than 1.0 ft across much of the PAMC area. Isolated drilling within the study area have recorded instances of the draw slate being over 4-ft thick.

The roof coals tend to be of lesser quality when compared to the main bench coal, as well as being highly inconsistent in depositional nature. In some areas the roof coal may be completely absent; present as a solid interval of relatively thick coal; or split into several plies separated by shale, clay, and/or impure coal partings. Average roof coal zone thickness across the PAMC area is just under 2-ft thick.

The immediate roof overlying the Pittsburgh Seam coal bed consists of two different assemblages of strata:

1.	A “normal roof”, composed of interbedded shales and sandy shales, with one to several rider or roof coals.

2.	A “sandstone roof”, composed of paleochannel sandstone fill, known as the Pittsburgh Sandstone, which scoured and replaced part or all of the normal roof strata.

The Pittsburgh Sandstone represents a major fluvial system that flowed north-northwest from West Virginia, through Greene and Washington counties, depositing sandstone in an elongated body up to 80-ft thick and several miles wide. The Pittsburgh Sandstone is a result of several instances of paleochannelization eroding the typical roof strata, and in some localized areas eroding some of the main bench of the Pittsburgh Seam. Areas of the deposit with sandstone channels in close proximity to the Pittsburgh Seam commonly exhibit discontinuities and rolls in the coal bed. Poor roof conditions are also common along margins of the channels, where the roof type transitions between the sandstone roof and normal shale roof. CONSOL has implemented various programs to identify and mitigate, where possible, problems associated with poor roof conditions.

The immediate floor beneath the Pittsburgh Seam coal bed consists of an interval of typically 1 ft or less of underclay. The underclay provides a generally competent floor, however poor floor conditions can develop when the underclay is exposed to water.

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6.3.2	Structure

The Pittsburgh Seam coal bed is located at depths ranging from approximately 300 ft to over 1,400 ft below ground surface within the PAMC area. Seam structure shows a general seam dip of less than 1 degree to the south-southwest, with slightly steeper areas dipping up to 4 degrees in a southeast-northwest trend. There are not any major structural faulting or tectonic features known to occur in the deposit. Small-displacement faults and compaction-related faults may be present, but are not expected to materially affect mine plans.

The structural setting for the deposit is generally considered to be simple in terms of geological complexity. Some areas exhibit evidence of localized channelization; as such, isolated areas of the deposit may be considered moderate in geological complexity. Having been widely studied and extensively mined, the Pittsburgh Seam is well-known and widely-accepted to be a very uniform deposit.

6.3.3	Coal Quality

Overall, the Pittsburgh Seam coal bed is a high-rank, high-volatile bituminous, medium‑ash, and medium-to high-sulfur coal that is used for both thermal and metallurgical purposes. The roof coal zones exhibit overall higher sulfur and ash contents, combined with lower calorific value; however, this is offset by the consistently superior quality of the main bench coal.

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7.0     EXPLORATION  DATA

7.1	Background

The Pittsburgh Seam has been the subject of extensive exploration drilling and sampling by CONSOL and other parties, dating back to at least the 1920s. Records from exploration drilling comprise the primary data used in the evaluation of coal resources on the property. A database compiling the results of 7,289 drill holes—totaling more than 4 million ft of drilling which covers a large portion of the known extents of the PAMC area Pittsburgh Seam—along with electronic copies of original drilling and sampling logs, were provided for our review.

Additionally, CONSOL provided written field and exploration guidelines which outline some of their standard exploration and sampling methodologies. These guidelines were compiled by personnel from various company-wide exploration departments in the 1980s and are very thorough in regard to how CONSOL wanted drilling and sampling to be conducted. Topics covered standard procedures ranging from site safety and mapping, to how to select proper drilling equipment, recording accurate and detailed geological logs, performing coal sampling, supervising geophysical logging, and plugging drill holes once work was complete. CONSOL’s provided exploration standards highlight their focus on obtaining the highest accuracy of data possible from the various exploration campaigns they completed.

Due to many company-wide restructurings, closures of various mining operations, and reorganization of departments as CONSOL evolved as a company over its many years in existence, specific drilling campaign reports, which would provide detailed information on the drilling and sampling methodologies utilized from year to year were placed into archival storage, and were not provided for our review. While this limits the ability to provide a completely transparent and detailed overview of the work completed in developing the PAMC, CONSOL has also demonstrated that they have been very thorough in exploring and sampling, and have been able to consistently and economically mine coal from this deposit for nearly 40 years, and from the Pittsburgh No. 8 Seam for more than a century.

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7.2	Procedures

7.2.1	Drilling

Drill holes on the subject property were completed using various drilling procedures based on specific goals and data needs at various stages of planning and developing the PAMC. Some drill holes were rotary drilled for purposes of completing geophysical logging, while others were completed using continuous core drilling methods to provide more detailed geologic records and sampling opportunities.

CONSOL geologists were able to summarize the standard types of equipment and procedures they generally utilized in exploration work completed on the property. This information, combined with information BOYD was able to gather from our review of drilling records are as follows:

●	Frequently used drilling equipment that is utilized during exploration, depending on the goal of a specific drilling and sampling program, consists generally of one or both of:

–	Continuous NQ-sized (1.988 in. diameter) diamond core rigs.
–	Air rotary with either 4 in. or 6 in. diameter barrels.

●

Presently, core logging activities are completed in the field. Cored intervals are photographed, with special attention paid to the coal interval. Cored coal is initially photographed in its entirety, and then again on 1-ft intervals from top to bottom to provide a detailed record of the coal core prior to sampling.

●

Coal roof rock (approximately 30 ft) and floor rock (up to 5 ft) are photographed and then boxed for archival purposes. Drilling campaigns from 2018 on have archival cores stored at CONSOL Headquarters, in Canonsburg, Pennsylvania. Historically, CONSOL maintained regionally located core repositories, however these locations have been closed, and all core prior to 2018 have been disposed of.

●

Geophysical logging on drill holes became standard starting in the mid-to-late 1970s. Prior to this time, geophysical logs were located for some drill holes, however they were much less frequently noted in the provided drill hole data files. CONSOL has noted that geophysical logging is currently completed on all holes drilled.

Due to the large extent of historic exploration work, any recent drilling is generally for infilling areas with lower geologic assurance. In such instances, nearby drill hole records are referenced prior to commencing any new drill holes, to show the anticipated depth to the coal horizons.

Geophysical logs obtained from newly drilled holes are correlated by CONSOL geologists by aligning known “marker beds”, and then checking coal seam depths, elevations, and thicknesses to ensure seam continuity. These data are formatted and then imported into CONSOL’s geologic modeling and mine production forecasting programs.

BOYD’s review of the observed methodologies and procedures indicate the data obtained and utilized by CONSOL for the PAMC project area were carefully and professionally collected, prepared, and documented, conforming with general industry standards, and are appropriate for use of evaluating and estimating coal resources and reserves.

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7.2.2	Coal Quality Sampling

The PAMC coal quality testing was performed on a large number of coal samples obtained from the Pittsburgh seam, in and around the project area. The relatively dense core drilling coverage, combined with channel samples being taken regularly from underground development areas, provides a thorough understanding of the various potential products that could be produced from the PAMC.

All coal intercepts of PAMC exploration were geologically logged, photographed, and sampled in the field by CONSOL geologists. Explicit instructions are given to drilling teams to keep any cored coal intervals inside of core barrels until a CONSOL geologist is on-site to observe and record characteristics of the coal interval.

Sampling methodologies consist of first pushing the cored intervals of coal out of the core barrel, directly into a clean single-row wooden core box. Prior to removing coal core from the drilling barrel, the core box is lined with durable plastic sheeting, which helps retain moisture content and minimize coal core oxidation. Once the coal core is fully extruded from the core barrel, it is then inspected, photographed, and logged by the on‑site geologist, and cardboard inserts are installed in the wooden core box to maintain coal core integrity.

Upon completing detailed recording (geologic logging and photographing) of the coal interval, coal cores are split into the desired intervals to be analyzed (i.e., entire seam, main bench, roof coal, etc.) and bagged. An order sheet is placed inside the sample bag, which specifies drill hole information, split information, and testing to be completed on the bagged sample. Sample bags are then zip tied closed, labeled, and then double bagged to eliminate incidental core loss due to potential damage during transportation to the testing lab. It is important to note that CONSOL has various internal departments that may request exploration and sampling work be conducted, and the requesting department is given priority as to how the coal intercept is split, and as to the types of coal analyses that are run.

CONSOL maintains all control of coal core samples, up to the point that samples are handed over to the lab performing testing. Once logging and sampling is complete, the sampled coal core intervals are transported to CONSOL headquarters by exploration personnel, at which time they are handed over to CONSOL’s quality control department. The quality control department arranges pick up by the selected lab that will perform the required analyses. Currently, CONSOL contracts all testing to an independent laboratory (Geochemical Testing in Somerset, Pennsylvania). Typical analyses performed include moisture content (total and air dried at 60 mesh), full proximate, and specific gravity. The lab manager signs off on the return analysis sheet, indicating that testing results are accurate and that the sample provided was sufficient for testing purposes.

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Past programs utilized a myriad of various accredited coal testing laboratories, again depending on what testing needed to be completed on the coal core at a given time. All analytical work was conducted to International Organization of Standardization (ISO) or ASTM International (ASTM) standards, and various available laboratory sample sheets were provided for review with drilling log data.

Available testing sheets were reviewed by BOYD during our drill hole data audit, and our review of the field and sampling procedures noted above showed that the general description and sampling work were conducted to appropriate standards. Based on the stated standards and laboratory used, BOYD considers the sample preparation and analytical procedures were adequate for the coal quality results for inclusion in geological modelling and coal resource estimation.

7.2.3	Coal Washability Testing

Coal washability tests (proximate analysis) were conducted at various specific gravities, generally ranging from 1.40 specific gravity float (SGF) through 1.60 SGF. Estimated coal reserves for the PAMC are currently reported using a combination of 1.50 SGF and 1.60 SGF testing results, being reported as a composited “adjusted clean” coal quality over the entire PAMC project area. Proximate analysis test results were completed on 1,586 drill core samples, which were used in estimating quantity and quality of the remaining PAMC coal reserves. Additional washed coal yield testing was also performed, with an additional 756 core samples being analyzed (or a total of 2,342 drill core samples being tested) for wash yields.

Lab testing of the cored coal intervals was generally conducted in one of two manners: (1) by splitting the three main intervals that comprise the entire Pittsburgh coal seam (the Pittsburgh roof coal interval, the draw slate, the Pittsburgh main bench coal interval) into separate intervals that are individually analyzed, or by (2) creating a “B Sample”, consisting of the roof coal interval and the draw slate together, and a separate “A Sample”, consisting of the main bench coal interval. In either scenario, a composited Pittsburgh seam quality was then calculated by combining results from the individual analyses, in order to examine different mining scenarios and outcomes, which were used to maximize both the quality and quantity of coal that may be mined over the PAMC.

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Although it was noted that CONSOL generally does not perform any randomized sample verification in order to conduct quality control testing of individual coal analyses, CONSOL’s quality department typically will perform channel sampling and quality analyses, roughly every 1,000 ft throughout development sections. The channel sample data are then utilized to update quality and production forecasting models. A quarterly audit is also performed to verify that the forecasted quality data matches coal product quality.

7.2.4	Other Exploration Methods

There is no known ore reported via other methods of exploration (such as airborne or ground geophysical surveys) for the project area.

7.3	Results

7.3.1	Summary of Exploration

A total of 2,349 drill holes and in-mine samples are in and around the PAMC area. The distribution of these drill holes is shown on Figure 7.1, following this page. Lithologic and coal quality data from these holes only were used for geologic modeling and coal resource assessment for the property.

General descriptive statistics for the three intervals of the Pittsburgh Seam are provided in Table 7.1. As shown, the thickness of the main bench is very consistent. Our analysis of drilling data indicates a very minor decrease in the thickness of the main bench when traversing the deposit from south to north.

Table 7.1: Descriptive Statistics, Pittsburgh Seam Thickness
	Interval Thickness (feet)
	Main Bench	Draw Slate	Roof Coal
Mean	5.48	0.82	1.95
Minimum	0.78	0.00	0.00
Maximum	11.38	4.31	11.10
Standard Deviation	0.73	0.56	1.70
Coefficient of Variance	0.13	0.68	0.87

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Figure 7.1

7-6

RAILROAD INDEX
Abbreviation Name
AVR Allegheny Valley RR
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
Washington
AVR
WASHINGTON
Enlow Fork
OHIO
Elm Grove
Bailey Central
Preparation Plant
Harvey
CSXT/NS
Waynesburg
GREENE
MARSHALL
WV
PA
Bailey
N
Legend
Consol Energy Inc. PAMC Underground Mines
(Pittsburgh Seam Reserve Boundary)
Bailey
Enlow Fork
Harvey
Mineral Control
Drill Hole Location
Underground Mined Areas
Deep Mine Access
CSXT
Major Railroad
SCALE (ft)
0 10,000 20,000
WETZEL
DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
Q:\CAD_GROUP-jfg\2755.080\FIGURE 7-1.DWG

FIGURE 7.1

MAP SHOWING DRILL HOLE LOCATIONS PENNSYLVANIA MINING COMPLEX (PAMC) PITTSBURGH SEAM

Greene and Washington Counties, Pennsylvania
Marshall County, West Virginia

Prepared For
CONSOL ENERGY INC.

John T. Boyd Company

February 2022
Scale 1" = 20,000'

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The results of the coal quality analyses from 1,688 holes are summarized in Table 7.2.

Table 7.2: Descriptive Statistics, Pittsburgh Seam Coal Quality
	Units	Mean	Minimum	Maximum	Standard Deviation	Coefficient of Variance
Apparent Specfic Gravity	g/cc	1.52	1.12	2.37	0.1	0.07
Raw Coal Quality:
Ash	%	28.67	8.79	71.95	8.03	0.28
Sulfur	%	2.38	0.77	6.78	0.94	0.39
Heating Value	btu/lb	10,436	3,301	13,723	1,292	0.12
Volatile Matter	%	30.52	15.92	40.69	3.55	0.12

Clean Coal Quality:
Yield	%	70.27	6.01	95.35	10.65	0.15
Ash	%	7.33	4.67	12.15	0.95	0.13
Sulfur	%	2.39	0.89	5.19	0.83	0.35
Heating Value	btu/lb	13,923	13,118	14,401	197	0.01
Volatile Matter	%	39.35	32.69	43.77	1.5	0.4

Note: Raw and clean coal qualities are provided on a mineable seam thickness, dry basis.

Raw and clean (washed) coal quality data demonstrate the consistency of the Pittsburgh Seam as a high-rank, high-volatile bituminous, medium-ash, and medium-sulfur coal.

7.3.2	Adequacy of Exploration

BOYD’s review indicates that in general, CONSOL has performed extensive drilling and sampling work on the subject property. The work completed has been done so by competent personnel, and the amount of data available combined with wide-spread knowledge of the Pittsburgh Seam, is sufficient to confirm seam uniformity and continuity throughout the PAMC deposit.

7.4	Data Verification

For purposes of this report, BOYD did not verify historic drill hole data by conducting independent drilling in areas already explored. It is customary in preparing coal resource and reserve estimates to accept basic drilling and coal quality data as provided by the client subject to the reported results being judged representative and reasonable.

BOYD’s efforts to judge the appropriateness and reasonability of the source exploration data included reviewing a representative sample of drilling logs and coal quality test results for holes located in unmined portions of the PAMC area. These records were compared with their corresponding database records for transcription errors; of which none were found. Lithologic and coal quality data points were compared via visual and statistical inspection with geologic mapping and cross-sections.

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8.0     SAMPLE  PREPARATION,  ANALYSIS,  AND  SECURITY

The reader is referred to Sections 7.2 and 7.3 of this report for details regarding sample preparation, analysis, and security.

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9.0     DATA  VERIFICATION

The reader is referred to Section 7.4 of this report for details regarding data verification.

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10.0   MINERAL  PROCESSING  AND METALLURGICAL  TESTING

Information regarding coal washability testing is provided in Chapter 7.

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11.0   COAL  RESOURCE  ESTIMATE

11.1	Applicable Standards and Definitions

Unless noted, coal resource estimates disclosed herein are done so in accordance with the standards and definitions provided by S-K 1300. It should be noted that BOYD considers the terms “mineral” and “coal” to be generally interchangeable within the relevant sections of S-K 1300.

Estimates of coal resources are always subject to a degree of uncertainty. The level of confidence that can be applied to a particular estimate is a function of, among other things: the amount, quality, and completeness of exploration data; the geological complexity of the deposit; and economic, legal, social, and environmental factors associated with mining the resource. By assignment, BOYD used the definitions provided in S-K 1300 to describe the varying degree of certainty associated with the estimates reported herein.

The definition of mineral (coal) resource provided by S-K 1300 is:

Mineral resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

Estimates of coal resources are subdivided to reflect different levels of geological confidence into measured (highest geologic assurance), indicated, and inferred (lowest geologic assurance). See Glossary of Abbreviations and Definitions.

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11.2	Coal Resources

11.2.1	Methodology

Based on provided information, CONSOL’s coal resources estimation and modeling techniques consist of:

1.	Interpreted and correlated coal seam intercepts are compiled and validated. Seam thickness is aggregated and coal qualities are composited, based on assumed mining methods, for each data point.

2.	Boundaries of the respective resource classification regions are developed using the data points.

3.	ROM coal thickness and coal qualities for each data point are derived from the application of dilution parameters.

4.	Clean product qualities for each data point are derived from coal washability analysis and plant efficiency factors.

5.	The approved LOM design is subdivided into small mining blocks and sequenced using CONSOL’s proprietary mine planning software.

6.

In-place, ROM, and clean product estimates of coal volume and qualities for each mining block are estimated within the mine planning software by inverse distance interpolation of the data points developed in Steps 1 and 2.

7.	The mining blocks (and associated volumetric data) are further subdivided by resource classification and property tract polygons.

8.	Relevant regional and periodic summaries are prepared within CONSOL’s software to support planning and coal resource/reserve reporting.

11.2.2	Criteria

Development of the coal resource estimate for the PAMC assumes mining using standard underground development and LW methods and equipment, which have been utilized successfully at the PAMC for over 35 years.

A minimum mineable seam thickness of 5 ft was used to limit the coal resources. This thickness includes the Pittsburgh Seam main bench plus portions of the draw slate and roof coal as necessitated by the assumed mining methods. No other cut-offs were applied.

11.2.3	Classification

Geologic assuredness is established by the availability of both structural (thickness and elevation) and quality information for the Pittsburgh Seam. Classification is generally based on the concentration or spacing of exploration data, which can be used to demonstrate the geologic continuity of the deposit. Table 11.1 provides the general criteria employed in the classification of the coal resources.

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Table 11.1: Coal Resource Classification Criteria
Classification	Data Point Spacing
(Geologic Confidence)	Feet			Miles
Measured	0	–	3,000	0	–	0.57
Indicated	3,000	–	7,920	0.57	–	1.50
Inferred	7,920	–	15,840	1.50	–	3.00

Extrapolation or projection of resources in any category beyond any data point does not exceed half the point spacing distance.

BOYD reviewed the classification criteria employed by CONSOL with regards to data density, data quality, geological continuity and/or complexity, and estimation quality. The Pittsburgh Seam is well-known and of low complexity. We believe these criteria appropriately reflect the interpreted geology and the estimation constraints of the deposit. Coal resources in the PAMC area are very well-defined throughout nearly all areas of the mine plan. Observed drill hole spacing averages approximately 1,470 ft and generally ranges between 500 ft and 2,500 ft.

BOYD is of the opinion that there is a high degree of certainty (assurance) associated with each of the resource classifications.

11.2.4	Coal Resource Estimate

There are no reportable coal resources excluding those converted to coal reserves for the PAMC. Quantities of coal controlled by CONSOL within the defined boundaries of the PAMC which are not reported as coal reserves, are not considered to have potential economic viability; as such, they are not reportable as coal resources.

11.2.5	Validation

BOYD independently estimated coal resources and reserves for portions of the PAMC mine plan representing approximately 20 years of mining under full-capacity conditions and other current operating assumptions. Our analysis utilized industry-standard grid modeling and estimation techniques and resulted in no material differences with estimates provided by CONSOL.

Based on our review of CONSOL’s well-documented geologic modeling and estimation techniques and the results of our data validation efforts (described earlier), we are of the opinion that CONSOL’s resource estimation procedures are reasonable and appropriate. Furthermore, it is BOYD’s opinion that there is a high degree of certainty (assurance) associated with each of the resource classifications.

JOHN  T.  BOYD  COMPANY

11-3

12.0   COAL  RESERVE  ESTIMATE

12.1	Applicable Standards and Definitions

Unless noted, coal reserve estimates disclosed herein are done so in accordance with the standards and definitions provided by S-K 1300. It should be noted that BOYD considers the terms “mineral” and “coal” to be generally interchangeable within the relevant sections of S-K 1300.

Estimates of coal reserves are always subject to a degree of uncertainty. The level of confidence that can be applied to a particular estimate is a function of, among other things: the amount, quality, and completeness of exploration data; the geological complexity of the deposit; and economic, legal, social, and environmental factors associated with mining the reserve. By assignment, BOYD used the definitions provided in S-K 1300 to describe the varying degree of certainty associated with the estimates reported herein.

The definition of mineral (coal) reserve provided by S-K 1300 is:

Mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

Estimates of coal reserves are subdivided to reflect geologic confidence, and potential uncertainties in the modifying factors, into proven (highest assurance) and probable. See Glossary of Abbreviations and Definitions.

JOHN  T.  BOYD  COMPANY

12-1

Figure 12.1 shows the relationship between coal resources and coal reserves.

In this report, the term “coal reserves” represents the tonnage and coal quality of product coal that will be available for sale after beneficiation of the ROM coal.

12.2	Coal Reserves

12.2.1	Methodology

The coal reserve estimates have been prepared using generally accepted industry methodology to provide reasonable assurance that the coal reserves are economic and recoverable at the time of evaluation.

12.2.2	Parameters and Assumptions

The underground mining operation uses a conventional retreating LW mining method. The underground mine plans address anticipated geologic, geotechnical, and hydrogeologic conditions. Mining and processing parameters are revised periodically, to assure that the conversion of in-place coal to saleable product are: (1) in reasonable conformity with present and recent historical operational performance, and (2) reflective of expected mining and processing operations.

JOHN  T.  BOYD  COMPANY

12-2

Table 12.1 summarizes the mining-related parameters used by CONSOL in the estimation of coal reserves.

Table 12.1: Mining Parameters
		Mining Method
Parameter	Units	Development	Longwall

Mining Recovery	%	21 –80	99

Dilution:
Amount	feet	0.65	0.65
ASG	g/cc	2.50	2.50
Ash	%, db	80.0	80.0
Sulfur	%, db	2.00	2.00
Heating Value	btu/lb, db	1,000	1,000

ROM Adjustments:
Moisture	%, ar	6.15	6.15
Ash	%, db	1.0	1.0
Sulfur	%, db	0.08	0.08

Mining recovery varies by mining method and design, with LW mining typically having the highest recovery factor. The average mining recovery for PAMC is expected to range between 75% to 85%.

Minor adjustments to ROM coal ash and sulfur content are made based on recent historical reconciliation studies.

Clean coal estimates are based on washability data, which are adjusted (reduced) to reflect practical yields achieved by the preparation plant. The preparation plant efficiency used in the estimation of coal reserves is 94.5%. The average product yield for the coal reserves is 58.6%. Figure 12.2 depicts the estimated product yield for the Pittsburgh Seam across the PAMC deposit.

Product moisture was estimated at 6.15% (as-received basis).

JOHN  T.  BOYD  COMPANY

12-3

Figure 12.2

12-4

RAILROAD INDEX
Abbreviation Name
AVR Allegheny Valley RR
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
Washington
AVR
WASHINGTON
OHIO
Elm Grove
Enlow Fork
Harvey
Bailey
CSXT/NS
Waynesburg
GREENE
MARSHALL
WV
PA
N
SCALE (ft)
0 10,000 20,000
Legend
Pittsburgh Seam Yield (% as Received)
< 30
40 - 50
60 - 70
30 - 40
50 - 60
> 70
Mine Plan / Reserve Boundary
Mineral Control
Underground Mined Areas
CSXT Major Railroad
WETZEL

DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.

FIGURE 12.2

MAP SHOWING
PRODUCT YIELD ISOPLETHS
PITTSBURGH SEAM
PENNSYLVANIA MINING COMPLEX (PAMC)

Greene and Washington Counties, Pennsylvania
Marshall County, West Virginia

Prepared For
CONSOL ENERGY INC.

John T. Boyd Company

February 2022
Scale 1" = 20,000'

Q:\CAD_GROUP-jfg\2755.080\FIGURE 14-2.DWG

JOHN  T.  BOYD  COMPANY

12-4

12.2.3	Classification

Proven and probable coal reserves are derived from measured and indicated coal resources, respectively, in accordance with S-K 1300. BOYD is satisfied that the stated coal reserve classification reflects the outcome of technical and economic studies. Figure 12.3 illustrates the reserve classification of the Pittsburgh Seam within the PAMC.

12.2.4	Coal Reserve Estimate

CONSOL’s estimated underground mineable coal reserves for the PAMC total 612.1 million recoverable (clean) product tons remaining as of December 31, 2021. The coal reserves reported in Table 12.2 are based on the approved LOM plan which, in BOYD’s opinion, is technically achievable and economically viable after the consideration of all material modifying factors.

Coal reserves for the PAMC (as of December 31, 2021) are summarized by mine in Table 12.3.

Table 12.3: Coal Reserves Summary
	Product Tons (millions) by Classification
Mine	Proven	Probable	Total

Bailey	45.9	38.9	84.8
Enlow Fork	246.4	68.4	314.8
Harvey	107.7	104.8	212.5
Total	400.0	212.1	612.1

In terms of ownership, coal owned in fee by PAMC totals 497.8 million product tons (81.3% of the total reserve base), with the remaining reserves (114.3 million tons) held under lease agreements.

At the time of reporting, 132.9 million product tons (approximately 22% of the reported reserve base) are permitted for mining by appropriate federal and state regulatory authorities. While the remaining 479.2 million product tons are not permitted, it is typical for coal operations to only hold mining permits for the reserves currently being mined or expected to be mined in the near future. As mining progresses, mining permits are periodically amended to add acreage/tonnage to sustain coal production. It is reasonable to expect that all necessary permits to recover the coal will be successfully obtained in advance of mining.

JOHN  T.  BOYD  COMPANY

12-5

Figure 12.3

12-6

RAILROAD INDEX
Abbreviation Name
AVR Allegheny Valley RR
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
Washington
AVR
WASHINGTON
OHIO
Elm Grove
Enlow Fork
Harvey
Bailey
CSXT/NS
Waynesburg
GREENE
MARSHALL
WV
PA
N
SCALE (ft)
0 10,000 20,000
Legend
Pittsburgh Seam Reserve Classification
Proven
Probable
Mine Plan / Reserve Boundary
Mineral Control
Underground Mined Areas
CSXT Major Railroad
WETZEL
Q:\CAD_GROUP-jfg\2755.080\FIGURE 12-3.DWG

FIGURE 12.3
MAP SHOWING
RESERVE CLASSIFICATION
PITTSBURGH SEAM
PENNSYLVANIA MINING COMPLEX (PAMC)
Greene and Washington Counties, Pennsylvania
Marshall County, West Virginia

Prepared For
CONSOL ENERGY INC.

John T. Boyd Company
February 2022
Scale 1" = 20,000'

DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.

JOHN  T.  BOYD  COMPANY

12-6

TABLE 12.2

12-7

TABLE 12.2

		Product Tons (millions)							Average Product Quality (As Received Basis)				
			By Permit Status		By SO_2 Content (lbs per MMBtu)				%				Heating
				Not		2.5 to	4.5 to		Total		Volatile		Value
Control	Classification	Total	Permitted	Permitted	< 2.5	4.5	6.5	> 6.5	Moisture	Ash	Matter	Sulfur	(Btu/lb)
						Bailey Mine							
Owned	Proven	27.9	17.3	10.6	1.0	1.7	18.3	6.9	6.15	8.4	38.4	3.37	12,819
	Probable	23.2	16.5	6.7	-	9.3	6.9	7.0	6.15	8.5	38.4	3.47	12,805
	Subtotal	51.1	33.8	17.3	1.0	11.0	25.2	13.9	6.15	8.5	38.4	3.41	12,812
Leased	Proven	18.0	11.1	6.9	0.3	17.5	-	0.2	6.15	7.5	36.6	2.21	13,044
	Probable	15.7	6.0	9.7	-	15.7	-	-	6.15	7.9	36.4	2.38	12,961
	Subtotal	33.7	17.1	16.6	0.3	33.2	-	0.2	6.15	7.7	36.5	2.29	13,006
Total	Proven	45.9	28.4	17.5	1.3	19.2	18.3	7.1	6.15	8.0	37.7	2.91	12,907
	Probable	38.9	22.5	16.4	-	25.0	6.9	7.0	6.15	8.3	37.6	3.03	12,868
	Total	84.8	50.9	33.9	1.3	44.2	25.2	14.1	6.15	8.1	37.6	2.97	12,889
						Enlow Fork Mine							
Owned	Proven	204.0	53.8	150.2	41.3	162.5	0.3	-	6.15	7.5	35.7	1.92	13,014
	Probable	43.5	6.4	37.1	6.1	37.2	0.1	-	6.15	7.4	35.8	1.93	13,056
	Subtotal	247.5	60.2	187.3	47.4	199.7	0.4	-	6.15	7.5	35.8	1.92	13,021
Leased	Proven	42.4	0.2	42.2	0.1	16.1	26.2	-	6.15	8.9	36.9	2.95	12,673
	Probable	24.9	0.1	24.8	-	2.4	22.5	-	6.15	9.2	37.4	3.23	12,623
	Subtotal	67.3	0.3	67.0	0.1	18.5	48.7	-	6.15	9.0	37.1	3.05	12,654
Total	Proven	246.4	54.0	192.4	41.4	178.6	26.5	-	6.15	7.7	35.9	2.10	12,955
	Probable	68.4	6.5	61.9	6.1	39.6	22.6	-	6.15	8.0	36.4	2.41	12,898
	Total	314.8	60.5	254.3	47.5	218.2	49.1	-	6.15	7.8	36.0	2.17	12,943
						Harvey Mine							
Owned	Proven	97.8	17.9	79.9	2.3	79.6	15.8	-	6.15	7.9	36.7	2.49	12,973
	Probable	101.4	3.6	97.8	-	81.1	20.3	-	6.15	8.1	37.0	2.65	12,924
	Subtotal	199.2	21.5	177.7	2.3	160.7	36.1	-	6.15	8.0	36.9	2.58	12,948
Leased	Proven	9.9	-	9.9	0.5	9.4	-	-	6.15	7.8	34.9	1.98	12,980
	Probable	3.4	-	3.4	-	3.4	-	-	6.15	7.8	35.1	2.02	12,975
	Subtotal	13.3	-	13.3	0.5	12.8	-	-	6.15	7.8	35.0	1.99	12,979
Total	Proven	107.7	17.9	89.8	2.8	89.0	15.8	-	6.15	7.8	36.6	2.45	12,974
	Probable	104.8	3.6	101.2	-	84.5	20.3	-	6.15	8.1	36.9	2.63	12,925
	Total	212.5	21.5	191.0	2.8	173.5	36.1	-	6.15	8.0	36.7	2.54	12,950
						Total - All Mines							
Owned	Proven	329.7	89.0	240.7	44.6	243.8	34.4	6.9	6.15	7.7	36.3	2.21	12,985
	Probable	168.1	26.5	141.6	6.1	127.6	27.3	7.0	6.15	8.0	36.9	2.58	12,942
	Subtotal	497.8	115.5	382.3	50.7	371.4	61.7	13.9	6.15	7.8	36.5	2.34	12,970
Leased	Proven	70.3	11.3	59.0	0.9	43.0	26.2	0.2	6.15	8.4	36.5	2.62	12,811
	Probable	44.0	6.1	37.9	-	21.5	22.5	-	6.15	8.6	36.9	2.84	12,771
	Subtotal	114.3	17.4	96.9	0.9	64.5	48.7	0.2	6.15	8.5	36.6	2.71	12,796
Total	Proven	400.0	100.3	299.7	45.5	286.8	60.6	7.1	6.15	7.8	36.3	2.29	12,954
	Probable	212.1	32.6	179.5	6.1	149.1	49.8	7.0	6.15	8.1	36.9	2.63	12,906
	Total	612.1	132.9	479.2	51.6	435.9	110.4	14.1	6.15	7.9	36.5	2.41	12,938

Q:\ENG_WP\2755.080 CEI PAMC\WP\Report\Final\[Table 12.2.xlsx]Table 12.2

JOHN T. BOYD COMPANY

12-7

The coal reserves of the PAMC are well-explored and defined. It is our conclusion that over two-thirds of the stated reserves can be classified in the proven reliability category (the highest level of assurance) with the remainder classified as probable. Given the uniformity of the Pittsburgh Seam in and around the PAMC, it is reasonable to assume that further exploration and testing will confirm the occurrence of coal reserves and increase the percentage reportable as proven.

Table 12.4 below summarizes the washed coal quality for each mine of the PAMC. The reported coal reserves generally consist of high-rank, high-volatile bituminous, medium ash, and medium-to high-sulfur coal that may be used for thermal and limited metallurgical purposes.

Table 12.4: Coal Reserves Product Quality Summary
	Average Product Quality (As Received Basis)
	%				Heating
Mine	Total Moisture	Ash	Volatile Matter	Sulfur	Value (Btu/lb)

Bailey	6.15	8.1	37.6	2.97	12,889
Enlow Fork	6.15	7.8	36.0	2.17	12,943
Harvey	6.15	8.0	36.7	2.54	12,950
Average	6.15	7.9	36.5	2.41	12,938

Figures 12.4 and 12.5 illustrate the product ash and product sulfur content over the PAMC area. As shown, there are slight increases in both ash and sulfur content from east to west across the property. The distribution of PAMC’s coal reserves by sulfur dioxide (SO2) emission category (reported in pounds (lbs) per million Btu [MMBtu]) is shown in Figure 12.6. Approximately 80% of the reported coal reserves are considered medium-sulfur or better coals.

Figure 12.6: Distribution of PAMC Coal Reserves by Sulfur Dioxide Category

JOHN  T.  BOYD  COMPANY

12-8

Figure 12.4

12-9

RAILROAD INDEX
Abbreviation Name
AVR Allegheny Valley RR
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
Washington
AVR
WASHINGTON
OHIO
Elm Grove
Enlow Fork
Harvey
Bailey
CSXT/NS
Waynesburg
GREENE
MARSHALL
WV
PA
N
SCALE (ft)
0 10,000 20,000
Legend
Pittsburgh Seam Ash (% as Received)
6.0 - 9.0
9.0 - 12.0
Mine Plan / Reserve Boundary
Mineral Control
Underground Mined Areas
CSXT Major Railroad
WETZEL
DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
FIGURE 12.4
MAP SHOWING
PRODUCT ASH ISOPLETHS
PITTSBURGH SEAM
PENNSYLVANIA MINING COMPLEX (PAMC)
Greene and Washington Counties, Pennsylvania
Marshall County, West Virginia
Prepared For
CONSOL ENERGY INC.
John T. Boyd Company
February 2022
Scale 1" = 20,000'

Q:\CAD_GROUP-jfg\2755.080\FIGURE 12-4.DWG

JOHN  T.  BOYD  COMPANY

12-9

Figure 12.5

12-10

RAILROAD INDEX
Abbreviation Name
AVR Allegheny Valley RR
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
Washington
AVR
WASHINGTON
OHIO
Elm Grove
Enlow Fork
Harvey
Bailey
CSXT/NS
Waynesburg
GREENE
MARSHALL
WV
PA
N
SCALE (ft)
0 10,000 20,000
Legend
Pittsburgh Seam Sulfur (% as Received)
< 2.5
2.5 - 4.5
> 4.5
Mine Plan / Reserve Boundary
Mineral Control
Underground Mined Areas
CSXT Major Railroad
WETZEL
DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
Q:\CAD_GROUP-jfg\2755.080\FIGURE 12-5.DWG
John T. Boyd Company
February 2022
Scale 1" = 20,000'

FIGURE 12.5
MAP SHOWING
PRODUCT SULFUR ISOPLETHS
PITTSBURGH SEAM
PENNSYLVANIA MINING COMPLEX (PAMC)
Greene and Washington Counties, Pennsylvania
Marshall County, West Virginia
Prepared For
CONSOL ENERGY INC.

JOHN  T.  BOYD  COMPANY

12-10

The PAMC is an established underground coal mining and processing complex with a lengthy operating history. BOYD has assessed that sufficient studies have been undertaken to enable the coal resources to be converted to coal reserves based on current operating methods and practices. Changes in the factors and assumptions employed in these studies may materially affect the coal reserve estimate.

The extent to which the coal reserves may be affected by any known geological, operational, environmental, permitting, legal, title, variation, socio-economic, marketing, political, or other relevant issues has been reviewed as warranted. It is the opinion of BOYD that CONSOL has appropriately mitigated, or has the operational acumen to mitigate, the risks associated with these factors. BOYD is not aware of any additional risks that could materially affect the development of the reserves.

Based on our audit review, we have a high degree of confidence that the estimates shown in this report accurately represent the available coal reserves controlled by CONSOL, as of December 31, 2021.

12.2.5	Reconciliation with Previous Estimates

When comparing CONSOL’s coal reserve estimates as of December 31, 2021, with the historical estimate1 of December 31, 2020, we note a net decrease resulting from revisions to mine plans and associated modifying factors and depletion through ordinary mining operations and inventory sales. Figure 12.7 illustrates the effects of each of these changes.

1 Note: BOYD has not done sufficient work to classify historical estimates as current coal resources or coal reserves and the issuer is not treating the historical estimate as current coal resources or coal reserves.

JOHN  T.  BOYD  COMPANY

12-11

13.0   MINING  METHODS

13.1	Mining Method Description

PAMC is comprised of the Bailey, Enlow Fork, and Harvey underground mines (see Figure 3.1 for the general layout of each mine). Each mine utilizes LW mining for primary production with supporting mine development performed by CM. LW mining supported by CM development has been the primary approach to mining the Pittsburgh Seam (within which PAMC operates) for decades. Mining methods utilized by the Bailey Mine, which first began LW production in 1984 and is the oldest of the PAMC’s three operations, are largely identical to those utilized at the Enlow Fork Mine and the Harvey Mine.

The LW mining method is centered around a dual-drummed coal cutting machine (shearer) that traverses the coal face of the developed LW panels. An illustration of a typical LW mining operation is provided in Figure 13.1

JOHN  T.  BOYD  COMPANY

13-1

The shearer advances through the developed LW panels by cutting a uniform slice of coal (approximately 42 in. in depth) as it travels back and forth across the length of the LW panel width (approximately 1,500 ft). Each pass or cut by the shearer completely removes the coal directly in front of the cutting drum. Hydraulically powered LW shields are used to support the immediate mine roof at the face, above the shearer. As the shearer cuts across the faceline (advancing 42 in. at a time), the LW shields similarly advance forward. In normal supporting conditions, the canopy of the LW shield is set tightly against the roof strata using the supporting resistances of the shield’s hydraulic legs. When the shearer cuts and passes several shield units, the shield support legs for each shield unit are sequentially lowered and pulled forward the distance equal to the depth of cut (i.e., 42 in.). Upon advancing, the unsupported mine roof immediately behind the LW shields will collapse. In addition to providing roof support, the LW shields also allow production and maintenance employees to safely access/travel across the entire length of the LW face during the mining process.

Coal cut by the LW shearer is removed via an armored face conveyor (AFC) which runs along and parallel to the LW face, beneath the LW shields. The AFC serves as the track for the shearer to move on and as a guide to hold the machine in place. Coal cut by the shearer is continuously loaded onto the AFC and is transported to the “headgate” area where the LW face intersects perpendicularly with the adjacent, developed mine entry (i.e., the “headgate-entry”). Here the coal is passed through a crusher unit and is dumped onto a stageloader system, which in turn empties onto a belt conveyor located in the adjacent entry (some distance outby the headgate area). After the coal has been loaded onto the conveyor belt, it begins a multiple mile egress through existing underground mine workings to be discharged into ROM storage facilities on the surface.

Each of the PAMC underground mines have multiple CM development sections which develop the underground network of main entries, gate entries, setup entries, etc., necessary to support the LW production unit(s). Mine entry development is performed on each section by a piece of equipment known as a Miner Bolter (MB). The MB is a machine capable of cutting coal with a rotating drumhead while simultaneously supporting the newly exposed mine roof via the installation of roof bolts. The MB is outfitted with drill booms which drill holes into the newly exposed mine roof. The MB then inserts a high strength metal roof bolt (or roof bolt and adhesive glue combination) into the freshly drilled holes, thus securing (or “bolting”) the immediate exposed mine roof to more component rock strata directly above the entry.

Coal cut by the MB is stockpiled behind the unit where a loading machine with oscillating gathering arms is positioned. The loading machine loads the stockpiled coal onto an electric-powered transport vehicle (known as a “shuttle-car”) which then transports the mined coal to the development section’s feeder. Here the coal is crushed and then loaded onto a rubber conveyor belt for removal. Like the coal mined from the LW operation, development section ROM coal is transported through the mine workings on a series of conveyor belts until it reaches the surface.

JOHN  T.  BOYD  COMPANY

13-2

The MB will continue mining in a single entry for a specified length according to ventilation requirements and/or mine operator preferences for completing the desired network of mine entries. Once the MB has developed the specified area, the MB will be moved to an adjacent entry to begin development. The freshly developed entry will then have additional roof bolts installed throughout its entirety by a roof bolting machine. These additional roof bolts will be installed as necessitated by the mine’s roof control plan or to the preferences of the mine operator. The process of developing the specified length of entries will be continued until the required entries have been developed and connected. The developmental belt will then be advanced (along with the section power supply) to shorten the required shuttle or ram car haul distance from the production faces. Once completed, the CM section mining cycle will resume, and be continuously repeated until necessary supporting entry infrastructure has been fully developed.

13.2	Mine Equipment and Staffing

13.2.1	Mine Equipment

The equipment utilized at the three PAMC underground LW mines is nearly identical to one another. This allows for synergies between the operations, including equipment, critical spare parts sharing, as well as buying power with equipment providers. Additionally, mining equipment utilized by PAMC is not unique to the Pittsburgh Seam LW region and is similar to the equipment commonly used by competitor LW mines in the region.

PAMC plans to operate multiple LW faces and CM sections annually to achieve forecasted production. Based on BOYD’s review of the PAMC equipment and asset listings, the operations’ current complement of equipment aligns with the projected level of production outlined in the LOM plan. In BOYD’s opinion, all mining equipment utilized on the PAMC LW and CM sections is suitable for the mining conditions anticipated, as well as for the currently anticipated rates of production.

JOHN  T.  BOYD  COMPANY

13-3

13.2.2	Staffing

PAMC’s underground mines and coal preparation facility are staffed by a workforce primarily from the surrounding southwestern Pennsylvania, eastern Ohio, and northern West Virginia areas. The workforce is comprised of both hourly and salary employees, in a similar fashion to those of other operating mines within the region. Unlike many competing mines within the region, the PAMC work force has no labor affiliation. Table 13.1 provides recent historical end-of-year employment for PAMC:

Table 13.1: PAMC Historical Employee Count
2018	2019	2020	2021
1,460	1,594	1,293	1,340

Except for a drop in employment in 2020 (attributed to poor market conditions during the COVID pandemic), staffing levels across the operational sites have largely remained consistent1. Excluding the 2020 decline, forecasted employment levels align with historical levels. Going forward, given CONSOL’s ability to hire and retain employees, staffing is not expected to hinder PAMC’s currently anticipated production forecast.

1 It is not uncommon for coal operators in the region to fluctuate employment to match market conditions.

JOHN  T.  BOYD  COMPANY

13-4

13.3	Mine Production

13.3.1	Historical Mine Production

Historical mine production data (through year-end 2021) for the three PAMC underground LW mines, based on publicly available information reported by the MSHA, are shown in Figure 13.2.

Relevant information regarding the three PAMC operations includes:

●

Bailey Mine first recorded production from development mining during 1984, and subsequently experienced its first LW production in 1985. Through 2021, Bailey Mine has produced approximately 327 million tons since beginning operations. During its operating life, Bailey has been known as one of the most productive LW operations in the United States on a tons per employee hour (TPEH) basis.

●

Enlow Fork first recorded production from development mining during 1989, which was followed by its first LW production recorded in 1991. Enlow Fork has produced approximately 281 million tons since beginning development mining in 1989 through 2021. Enlow Fork has historically operated two LW faces.

●

Harvey, which is the newest of the PAMC mines, first recorded production from development mining during 2009 under the Bailey Mine MSHA identification number. The Harvey Mine officially began recording production under its own MSHA identification number during 2014. Harvey has produced approximately 34 million tons attributable to its own mine identification number. Harvey operates one LW face.

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As a complex, PAMC has produced a combined 642 million tons of clean coal from 1984 to 2021. Through the same period, the complex has recorded an average productivity level of 6.6 TPEH. Figure 13.3 shows historic mining productivity for PAMC and each mine individually since their start.

13.3.2	Forecasted Production

BOYD reviewed the LOM plans for each of the PAMC underground LW mines to determine whether the plans: (1) utilize generally accepted engineering practices, and (2) align with historical and industry norms. Based on our assessment, it is BOYD’s opinion that the forecasted production levels for the PAMC operations are reasonable, logical, and consistent with typical LW mining practices in the Pittsburgh Seam and historical practices utilized by PAMC.

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Currently anticipated PAMC coal production (through 2065) is shown in Figure 13.4:

In the aggregate, the PAMC LOM plan projects the complex will produce approximately 618 million tons of clean coal over its operational horizon. The rate at which the PAMC produces coal can vary based upon how the mines are operated.

Table 13.2 presents the currently anticipated average annual clean coal quality for PAMC coal produced over the 10-year period 2021 through 2030:

Table 13.2: Projected PAMC 10-Year Product Coal Quality (as received basis)
			Heating
	Ash	Sulfur	Value	SO2
	(%)	(%)	(Btu/lb)	(lbs/MMBtu)
Min.	7.38	2.24	12,956	3.46
Max.	7.91	2.56	13,035	3.95
Avg.	7.66	2.43	12,993	3.75

While individual mines may encounter local areas of high ash and/or sulfur, PAMC’s infrastructure enables the output from each of the individual mines to be strategically blended, thus mitigating the influence/impact that an individual mine or production unit (producing in a localized area of lesser coal quality) could have on the complex’s overall product quality.

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13.3.3	Mining Recovery and Dilution Factors

The PAMC’s underground LW mines operate within the same geological setting and coal seam with little distinguishable differences. As such, the design of each mine is largely the same (e.g., LW panel widths and lengths are relatively similar, as are the dimensions for CM development support pillars). As a result, mining recoveries within the individual mine plans are largely similar. The estimated mining recoveries for PAMC’s LW production panels is 99% and for the CM development areas ranges from 25% to 40%. Based on our audit of PAMC’s reserves by individual mining areas, it is BOYD’s opinion that the mining area recoveries are reasonable and align with general engineering principles.

The proximity of the operations within the same geologic setting and coal seam also results in similar dilution factors across the PAMC mines. The mining horizon targeted by each of the mines includes the main bench of the Pittsburgh Seam, draw slate (or binder), and overlying roof coal (refer to Chapter 4 for a generalized stratigraphic column of the Pittsburgh Seam). Each of the mines operate in a similar manner where the entirety of the main bench of coal and immediate draw slate (or binder) is removed. Subsequently, the roof coal immediately above the draw slate layer may be completely or partially removed based on the thickness of the total mining horizon.

The CM development sections have minimum mining heights which must be maintained to transport equipment and employees, provide ventilation airways, provide adequate clearances at belt transfers, etc., regardless of the targeted mining horizon thickness. As a result, out-of-seam dilution (OSD) variances on the CM development sections are more sporadic versus the LW sections; these variances are more likely a result of mine infrastructure and design rather than fluctuations in geology.

The LW production panels have minimum mining heights which must be maintained to provide clearance for LW equipment operation throughout the panel. The PAMC operations will mine to a certain mining horizon to provide the sufficient height necessary to mitigate operational risks (e.g., localized seam rolling, dipping, and zones of increased loading on LW shields, etc.), while also attempting to keep OSD to a minimum. Typically, this will result in mining the main bench of coal and draw slate in their entirety and leaving a portion of the roof coal (if mining horizon clearances allow). Estimated mining heights for the PAMC mines generally range from 7.5 ft to 8.5 ft but can reach 8.75 ft in portions of the Bailey Mine. BOYD views these mining heights as reasonably accurate and acceptable within the Pittsburgh Seam LW mining industry. These mining heights generally correlate with the OSD estimates for the Bailey, Enlow Fork, and Harvey mines (i.e., 25% OSD plus-or-minus 5%) which appears to agree with the PAMC forecasted production outputs.

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13.4	Other Mining Considerations

13.4.1	Mine Design

The Pittsburgh Seam is widely recognized as being ideally suited for LW mining. The region’s massive extent of reserves, good overall mining conditions, seam consistency, and relatively low population density on the overlying surface (vital to minimizing the impact of mine subsidence and the cost associated) are conducive to efficient, low-cost production operations.

Mining plans for large LW mines are simple but relatively inflexible, as major modifications to these mine plans require significant foresight and planning well in advance of mining. The entire foundation of the mining plan is based upon economies of scale resulting from a defined mining plan with high levels of annual output through all projected areas. The PAMC LW panels are large, typically measuring between 1,400 ft to 1,600 ft in width and up to 15,000 ft in length. This approach minimizes the percentage of high-cost CM output relative to low cost LW coal. Furthermore, the use of enormous panels maximizes the LW’s operating time (i.e., less LW panel transfers throughout reserve exhaustion). Lead times for the development of LW panels are extensive, as CM development mining must be performed months or years in advance of the commencement of LW production. The application of the LW mining system is rigid. Therefore, there is minimal opportunity to alter the mining plan so as to avoid specific (localized) areas with adverse mining conditions (such as thin coal, poor roof, etc.) or poor coal quality (such as high sulfur, etc.). The only practical option is to mine through these adverse areas as CONSOL has successfully done in the past. On an annualized basis, this philosophy results in maximized recovery of reserves and minimized unit operating costs.

Coal mining operations are unlike other industrial facilities in that mines are not “assembly lines” or “factories” that are engineered to an exact design capacity or specific cost structure. Mining operations are conducted in the earth’s strata, rather than within a homogeneous environment. There is inherent geologic risk, and mine operators must therefore contend with periodic adverse or variable geological conditions that cannot be fully anticipated in advance of actual mining activity. While the occurrences of these physical conditions are beyond the control of site management, it should not be interpreted that coal mining is inherently risky. On the contrary, there are established measures that mine operators utilize to minimize the operational and financial impacts associated with such encounters. Coal mining operations, such as the PAMC LW mines, have demonstrated a longer-term track record of sustaining consistent and predictable levels of performance on an annualized basis.

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There remains substantial public and environmental group opposition to mining in general, particularly to LW mining and the effects of subsidence on surface structures and, more recently perennial streams. Ultimately, there is no current alternative to continued coal utilization for coal-fired electricity generation, manufacturing of coke, etc. While coal mining will continue, there are no indications that external pressures on the industry will lessen. CONSOL has historically demonstrated the ability to apply for and obtain the necessary permits for continued LW mining within their controlled reserves, even while being met with some environmental pushback. The established track record gives confidence in CONSOL’s ability to work with environmental and regulatory agencies to achieve mine designs which allow for large reserve extractions while still maintaining environmental efficacy and good relationships with the surrounding communities.

13.4.2	Mining Risk

LW mines face two primary types of operational risks. The first category of risk includes those daily variations in physical mining conditions, mechanical failures, and operational activities that can temporarily disrupt production activities. Several examples are as follows:

●	Roof control problems and roof falls.

●	Water accumulations/soft floor conditions.

●	Ventilation disruption and concentrations of methane gas.

●	Variations in seam consistency, thickness, and structure.

●	Failures or breakdowns of operating equipment and supporting infrastructure.

●	Weather disruptions (power outages, inability to load barges due to flooding of rivers, etc.).

The above conditions/circumstances can adversely affect production on any given day, but are not regarded as “risk issues” relative to the long-term operation of a mining operation. Instead, these are considered “nuisance items” that, while undesirable, are encountered on a periodic basis at virtually all mining operations. PAMC engineered mining plans and projections appear to incorporate historic performance levels as a basis, and thereby mitigate the likelihood that the mines will experience such disruptions to production operations to the extent that they have previously occurred. BOYD does not regard the issues listed above as being material to the PAMC mining operations or otherwise compromising their forecasted performance.

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The second type of risk is categorized as “event risk.” Items in this category are rare, but significant occurrences that are confined to an individual mine, and ultimately have a pronounced impact on production activities and corresponding financial outcomes. Examples of event risks are major fires or explosions, floods, or unforeseen geological anomalies that disrupt extensive areas of underground mine workings and require alterations of mining plans. Such an event can result in the cessation of production activities for an undefined but extended period of time (measured in months, and perhaps years) and/or result in the sterilization of coal reserves.

The US mining industry has made tremendous strides in enhancing employee safety and reducing the likelihood of fires, explosions, and other dramatic events over the past several decades, and underground LW mining is largely a predictable and safe industry. BOYD does not regard the PAMC mining operations and their mine plans as being particularly risky, inadequately managed, or otherwise susceptible to major events. There is no basis to predict or otherwise anticipate major operational shortfalls and/or extraction of coal reserves at any of the PAMC mining operations.

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14.0   PROCESSING  OPERATIONS

14.1	Overview

The centrally located Central CPP is designed to process the combined ROM output produced by PAMC’s three underground LW mines. Comprised of ROM coal storage silos, a coal processing plant, clean coal storage silos, and a rail loadout facility, the 300‑acre processing complex is located within proximity of the active operations.

The Central (or “Bailey Central”) CPP first began operation as the coal washing facility for the Bailey Mine in 1984. Since then, the Central CPP has undergone many expansions. In 2011, major renovations were made to the Central CPP to accommodate additional tonnage supplied from the newly commissioned Harvey Mine. Major process upgrades focused on improving processing circuit efficiencies and throughput as well as improved rail car loading capacity.

The Central CPP consists of two state-of-the-art PLC controlled heavy media plants with a combined rated raw coal capacity of 8,200 TPH. The plant employs five separate modules as shown in Table 14.1:

Table 14.1: Bailey CPP Module Summary
Plant	Module	Commission Date	Processing Capacity (Raw TPH)

Plant 1	1A	1989	2,000
	1B	1989	2,000
	Subtotal		4,000

Plant 2	2A	1991	1,400
	2B	1991	1,400
	2C	2004	1,400
	Subtotal		4,200

Total			8,200

A single plant operator can operate all five plant modules.

With a current processing capacity of 8,200 raw TPH, it is the largest CPP in the United States.

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While the capacity of the facility has grown, the coal preparation process at Central CPP, like other preparation plants in the Pittsburgh Seam mining region, has largely remained unchanged over the decades. Processing circuits within the Central CPP consist of heavy media bath, heavy media cyclones, hydro-spirals, and froth flotation. Rudimentary when compared to many other mineral processing techniques, the coal process is largely based on separating rock material from coal material contained in the raw coal feed by mechanically reducing the size of the feed and utilizing the materials’ different densities to gravitationally separate one from the other. Largely, the process requires water, magnetite, and frothing agents.

ROM coal is shipped to the complex from the Bailey and Enlow Fork mines via two independently operated overland conveyor belts1 while the centrally located Harvey Mine’s slope conveyor belt delivers coal directly to the complex. There are nine ROM coal storage silos that provide approximately 153,000 tons of above-ground storage for the PAMC underground mines, six of which are located at the Central CPP complex. The ROM coal storage silos enable each mine to provide their plant feed separately to the preparation facility. The clean coal product is dried with screen-bowl centrifuges. Processed product is then stored in concrete silos with a total capacity of over 100,000 tons.

Clean coal is sampled and loaded into 130-car unit trains through a batch weigh system. The Central CPP is served by both the NS and CSX via a 19-mile rail spur that connects the complex with the mainline rail at Waynesburg, Pennsylvania. Two rail sidings are employed to facilitate railroad transportation logistics. At any time, the plant can accommodate four-unit trains: one unit train on the siding heading into the train load‑out loop; one unit train being loaded; one unit train loaded and on the newly installed 8,000‑ft siding; and one unit train loaded and leaving the facility. The train loadout system has a capacity of approximately 36 million tons per year.

1 The length of the overland belt from the Bailey Mine to the Central CPP is 4.2 miles; the length of the overland belt from the Enlow Fork Mine to the Central CPP is 5.5 miles.

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Following this page are Figure 14.1, which provides an aerial overview of the preparation facility area, and Figure 14.2, which provides a generic flow sheet of the CPP and related facilities.

Figure 14.1

Q:\CAD_GROUP-jfg\2755.080\FIGURE 14-1.DWG

N
Train
Loadout
Bailey
Preparation
Plant
Enlow Fork
Overland Belt
Clean Coal Silos
Refuse
Conveyors
ROM Silos
Harvey
Mine Slope
Bailey
Overland Belt
Harvey
ROM Silos

Note : Image Provided by Consol Energy Inc., with Additions by John T. Boyd Company.

SCALE (ft) 0 50 100 150 200 250

FIGURE 14.1

AERIAL PHOTOGRAPH SHOWING CENTRAL PREPARATION PLANT FACILITIES PENNSYLVANIA MINING COMPLEX (PAMC)

Greene County, Pennsylvania

Prepared For

CONSOL ENERGY INC.

John T. Boyd Company

February 2022
Scale 1" = 250'

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Figure 14.2

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Q:\CAD_GROUP-jfg\2755.080\FIGURE 14-2.DWG

18" x 0 ROM Feed
Rotary Breaker
Breaker Reject
Breaker Collecting Conveyor
Belt Magnet
2" x 0
Plant Feed Conveyor
Magnetic Separator
Dense Medium Cyclone
Double-Deck Desliming Screen w/Sieve Bend
Double-Deck Reject D&R Screen w/Sieve Bend
Double-Deck Product D&R Screen w/Sieve Bend
2" x 3/4"
3/4" x #30
3/4" x #16
Reject Centrifuge
Product Centrifuge
Magnetite Bin
2" x #16
Belt Filter Press
Reject Collecting Conveyor
Water-Only Cyclones
Triple-Start Coal Spirals
Classifying Cyclones
2-Stage Fine Coal Sieve Bends
Froth Flotation Cells
Screenbowl Centrifuge
Clean Coal Collecting Belt
Make-up
Thickener
To Process
Underflow Pump
Tailings Surge & Mixing Tank
DMC Correct Medium Sump & Pump
DM Cyclone Sump & Pump
DMC Dilute Medium Sump & Pump
Water-Only Cyclone Sump & Pump
Classifying Cyclone Sump & Pump
Effluent Sump & Pump

FIGURE 14.2

GENERIC FLOWSHEET
DENSE MEDIUM CYCLONE / SPIRAL / FLOTATION
BAILEY PREPARATION PLANT FACILITIES
PENNSYLVANIA MINING COMPLEX (PAMC)
Greene County, Pennsylvania

Prepared For
CONSOL ENERGY INC.

John T. Boyd Company | February 2022 | No Scale

Source : Coal Preparation Workshop, May 2012, Lexington, Ky., with Additions from John T. Boyd Company.

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14.2	Historical Operation

Due to the evolution and enlargement of CONSOL’s PAMC operations, the Central CPP has undergone modifications and expansions to accommodate the complex’s increased coal production and washing requirements. Between 2019 and 2021, the average yearly plant feed was approximately 40 million tons with a corresponding average feed rate of 7,024 TPH. The three‑year clean coal production average was approximately 23.1 million tons with a corresponding average clean coal production rate of 4,091 TPH. The plant has historically operated at 75% of capacity.

The Central CPP has historically produced a very consistent clean coal product, averaging between 12,900 to 13,000 Btu per lb, 2.5% sulfur, and 7.0% to 8.0% ash. The plant’s ability to blend raw coal production from the three underground mines into a singular plant feed allows for both more consistent plant operation and coal product qualities.

14.3	Future Operations

CONSOL intends to utilize the Central CPP to process coal from the PAMC underground LW mines throughout the complex’s LOM plan.

14.4	Conclusions

Based on our review of historical processing data and forecasts of future production, it is BOYD’s opinion that the present processing methods found at Central CPP will be sufficient for currently anticipated coal processing at PAMC.

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15.0   MINE  INFRASTRUCTURE

15.1	Mine Surface Facilities

Operations at PAMC are supported by several surface facilities located within the areal proximity of the mine reserve boundary. Major surface infrastructure elements include: engineering and business offices, personnel bathhouses, parking areas, supply yards, warehouse buildings, ventilation fan structures, ventilation air shafts, high voltage power distribution stations, ROM coal conveyor belt structure, and primary underground access points, including slope tunnels (for transporting supplies underground/conveying ROM coal to the surface) and mine portals (shafts for transporting employees underground). Figure 3.1 (Page 3-2) provides a general location map highlighting the layout of the three PAMC underground mines and the surface location of their primary deep mine access points. Each of the PAMC underground LW mines maintain their own separate surface facilities. In terms of industry standards, the PAMC operations’ surface infrastructure is comparable to or superior to facilities typically found within the Pittsburgh Seam mining region.

The current surface facilities located at each of the mines are well constructed and have the necessary capacity/capabilities to support the PAMC’s near-term mining plans. Longer term, as the individual mines progress beyond their near-term mine plans and the location of future mining activities is centered outside the physical and/or operational limitations of the existing infrastructure, additional surface facilities of comparable design will be required to support continued mining (refer to Chapter 18 for a discussion regarding expectations for future capital expenditures).

Given CONSOL’s demonstrated ability to steadily construct its expanding surface facility infrastructure in a timely fashion (relative to underground mine production), the need for continued surface facilities at select mines of PAMC is not seen as a hindrance for the execution of the LOM plans.

All ROM output from the PAMC mines is processed in the Central CPP, which is discussed in Chapter 14.

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15.2	Bailey Refuse Facility

The Bailey refuse facility serves as the disposal location for all waste rock (coarse coal refuse) and fine coal slurry (fine coal refuse) produced during the processing of ROM coal from the three PAMC underground LW mines. The current Bailey refuse facility encompasses approximately 3,509 permitted acres adjacent to the Central CPP. A summary of the currently permitted coal refuse disposal areas (CRDA) is provided in Table 15.1:

Table 15.1: CRDA Summary
	Permitted Acres
CRDA No.	Refuse Disposal Area	Supporting Activity Area	Total

No. 1 & 2	402	483	885
No. 3 & 4	373	184	557
No. 5 & 6	448	170	618
No. 7 & 8	837	612	1,449
Total	2,060	1,449	3,509

CRDA No. 7, the most recent permitted disposal site, received approval from the Pennsylvania Department of Environmental Protection in August 2020.

The Bailey refuse facility includes multiple disposal areas for coarse coal refuse and fine coal refuse disposal. Table 15.2 details the inventory of CRDA sites servicing the PAMC operations.

Table 15.2: CRDA Type and Capacity
Refuse Disposal Type	CRDA	Remaining Capacity (000 CY)

Coarse Coal Refuse	No. 1	74
	No. 3	11,900
	No. 4	-
	No. 5	37,087
	No. 6	-
	No. 7	69,600
	No. 8	43,380
		162,041

Fine Coal Refuse	No. 3	-
	No. 5	18,763
	No. 7	83,000
	No. 8	17,200
		118,963

Note: Fine Coal Refuse capacities as of 9/8/20
Coarse Coal Refuse capacities as of 9/20/20.

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According to forecasted LOM coal refuse disposal requirements, currently permitted refuse areas can accommodate coarse coal refuse disposal (properly staged) through 2035 and fine coal refuse disposal through 2067.

CONSOL indicated that the refuse disposal plan post-2035 will be based on proven practices and approaches. CONSOL has historically demonstrated the ability to steadily acquire the required land for the refuse facility, associated permits, and to execute construction of disposal areas in a timely fashion. It is BOYD’s opinion that CONSOL’s staged refuse disposal through 2035 will meet or exceed the practices demonstrated by other industry peers. At this time, the absence of a staged and detailed refuse disposal plan post-2035 is not seen as a major hindrance to PAMC meeting its LOM plans.

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16.0   MARKET  STUDIES

16.1	Product Specifications

The PAMC produces a thermal coal that is sold into the domestic US and international export markets. Indicative quality specifications for the PAMC thermal product are listed in Table 16.1 below.

Table 16.1: Indicative Thermal Coal Quality
Parameter	Units	Value

Moisture	%, arb	6.15
Ash	%, arb	7.5
Fixed Carbon	%, arb	51.2
Volatile matter	%, arb	36.5
Sulfur	%, arb	2.3
Heating Value	Btu/lb, arb	12,950
Heating Value	Btu/lb, MAF	15,000
SO2	lbs/MMBtu, arb	3.6
HGI		54

The high calorific value thermal coal produced by PAMC is currently used in the United States by electricity generators located in the PJM Interconnection, Southeast, and Midcontinent Independent System Operator regional electricity markets and by domestic industrial customers. In addition to the domestic market, PAMC also services international thermal customers in Europe, Africa, Asia, and Canada. The coal’s high quality enables it to receive premium pricing relative to regional price indices1.

The PAMC also supplies lesser quantities—approximately 1.0 to 2.0 million tons per annum—of a secondary metallurgical coal product into the international export market. Indicative quality characteristics for the PAMC metallurgical coal product are detailed in Table 16.2.

Table 16.2: Indicative Metallurgical Coal Quality
Parameter	Units	Value
Moisture	%, arb	6.3
Ash	%, db	7.8
Volatile matter	%, db	37.5
Sulfur	%, db	2.0–2.6

1The main value driver for thermal coal is always energy or heat content, typically measured as a calorific value. With a typical heating value of 12,950 Btu/lb., PAMC’s thermal coal is among the highest heat content US bituminous coals. In the international market, PAMC’s thermal coal, which typically converts to 6,900 kcal/kg net as received (NAR), surpasses the major international bituminous coal benchmark products (e.g., the Republic of South Africa’s [RSA]benchmark Richards Bay 6,000 kcal/kg NAR thermal product or Australia’s Newcastle 6,000 kcal/kg NAR benchmark thermal coal).

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Due to its higher sulfur and high volatile matter contents, high fluidity, and a reflectance value less than 0.9%, PAMC’s metallurgical coal product is ranked as a high-volatile B coking coal. This grade of metallurgical coal generally displays strong thermoplastic properties (e.g., fluidity), but its lower rank and higher sulfur content constrain its use in coking coal blends relative to premium coking coals. Despite its lower rank, PAMC has successfully marketed its metallurgical coal product to steel makers in South America (primarily Brazil), Asia, and Europe.

16.2	Primary Markets

A summary of PAMC’s historical coal sales by product, market, and segment for 2019 through 2021 is provided in Table 16.3, below.

Table 16.3: PAMC Sales by Product and Market Segment (Tons 000)
	2019	2020	2021
Domestic
Power Gen	17,823	11,324	12,333
Industrial	502	487	255
Subtotal	18,325	11,811	12,588
Export
Power Gen	2,801	2,064	2,683
Industrial	4,480	3,722	7,204
Metallurgical	1,708	1,075	1,245
Subtotal	8,989	6,861	11,132
Total	27,314	18,672	23,720

Percent of Total Sales
Power Gen Coal	75.5	71.7	63.3
Metallurgical Coal	6.3	5.8	5.2
Industrial Coal	18.2	22.5	31.5
	100.0	100.0	100.0

Source: CONSOL

The domestic coal market is PAMC’s primary focus, although shipments from the complex into the international export market have increased over the past three years (from approximately 9 million tons in 2019 to over 11 million tons in 2021). Shipments of the complex’s metallurgical coal product to international customers have accounted for 5% to 6% of sales during this timeframe.

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16.2.1	Domestic Sales

A summary of PAMC thermal coal sales into the domestic market (i.e., US generating stations and industrial customers) during the period 2016 through year-to-date October 2021 (most recent as of the time of this report), as reported by the U.S. Energy Information Administration (EIA), is shown in Table 16.4 below:

Table 16.4: Summary of PAMC Historical Thermal Coal Deliveries by State (Tons 000)
													Total Deliveries
	2016		2017		2018		2019		2020		YTD Oct 2021		2016 - Oct 2021
	Tons (000)	% of Total	Tons (000)	% of Total	Tons (000)	% of Total	Tons (000)	% of Total	Tons (000)	% of Total	Tons (000)	% of Total	Tons (000)	% of Total
PA	2,717	14.2	4,021	22.7	6,882	35.0	6,699	36.6	4,032	31.2	3,198	30.5	27,548	25.1
NC	2,776	14.5	5,097	28.7	4,536	23.1	4,331	23.7	2,419	18.7	2,805	26.7	21,964	21.7
MD	3,505	18.3	2,568	14.5	3,261	16.6	1,791	9.8	680	5.3	878	8.4	12,684	14.8
MI	1,590	8.3	1,263	7.1	1,455	7.4	1,533	8.4	711	5.5	543	5.2	7,094	7.3
GA	1,825	9.5	1,545	8.7	765	3.9	918	5.0	506	3.9	724	6.9	6,283	5.4
SC	1,288	6.7	128	0.7	86	0.4	1,437	7.9	874	6.8	856	8.2	4,669	5.4
WV	1,380	7.2	1,035	5.8	781	4.0	404	2.2	618	4.8	840	8.0	5,058	4.7
VA	609	3.2	556	3.1	390	2.0	187	1.0	380	2.9	11	0.1	2,133	2.6
WI	700	3.6	76	0.4	78	0.4	358	2.0	529	4.1	406	3.9	2,148	2.2
NJ	273	1.4	383	2.2	345	1.8	348	1.9	428	3.3	237	2.3	2,013	1.8
OH	122	0.6	-	-	-	-	-	-	-	-	-	-	122	1.1
FL	407	2.1	163	0.9	-	-	-	-	-	-	-	-	570	0.9
IN	297	1.5	90	0.5	30	0.2	44	0.2	118	0.9	-	-	578	0.8
DE	243	1.3	200	1.1	24	0.1	71	0.4	-	-	-	-	537	0.7
KY	336	1.8	64	0.4	-	-	-	-	-	-	-	-	401	0.4
NH	86	0.4	-	-	-	-	-	-	-	-	-	-	86	0.2
NY	74	0.4	33	0.2	-	-	-	-	-	-	-	-	107	0.1
AL	21	0.1	-	-	-	-	-	-	-	-	-	-	21	0.0
Other	942	4.9	519	2.9	1,023	5.2	180	1.0	1,609	12.5	-	-	4,272	4.8
Total	19,191	100	17,742	100	19,654	100	18,300	100	12,904	100	10,498	100	98,290	100

Source: EIA Form 923.

According to EIA data, PAMC shipped thermal coal to 10 states from January through October 2021. From January 2016 through October 2021, PAMC customers in the top three sales states (Pennsylvania, North Carolina, and Maryland) were delivered nearly 62 million tons or 63% of the complex’s total sales.

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16.2.2	Export Sales

The PAMC also sells a significant amount of its coal outside the United States. The company’s participation in the export market is influenced by several factors, including: prevailing international price indices, ocean freight tariffs, the status of the global supply/demand balance, and price premium and/or discounts that PAMC’s products receive in the market because of the beneficial or detrimental qualities that its coal will afford its end users relative to benchmarks (i.e., the “value in use” proposition). The extent to which these factors influence PAMC’s export sales will vary from year to year, by customer and region. PAMC’s presence in the international thermal and metallurgical coal market has grown over the past five years, reflecting global demand for the products produced by PAMC, CONSOL’s well‑established international sales network, as well as developing trends/behaviors within the export market, including:

●

As sales into the domestic thermal market have declined over the recent past (reflecting the United States’ growing shift away from coal-fired generation towards other competing forms of generation), PAMC has steadily increased shipments into the international market, including to consumers in Asia. As these developing economies expand their portfolio of thermal coal suppliers, utility and industrial customers in these regions are recognizing the value that high quality thermal coals—like the product produced by PAMC—provides to their operations.

●

PAMC thermal coal competes with Illinois Basin coals in the European and Indian thermal markets. Due to its higher heating value, lower sulfur content, and transportation cost advantage, PAMC coal is highly competitive versus Illinois Basin products (which are exported through the US Gulf Coast) into these markets. Despite this advantage, PAMC can only profitably compete in certain international thermal coal markets so long as benchmark pricing[2] supports the transaction.

●

Seeking to offset higher fuel costs, global cement producers are increasingly turning to high Btu thermal coal as an alternative to high-cost petroleum coke (“petcoke”). Exports of petcoke (which is a byproduct of the petroleum refining process) have been affected by lower refinery run rates caused by pandemic-weakened fuel demand from the transport sector. As a result of reduced oil production, petcoke has experienced continued price strengthening over the past year (reaching a three-year high as of Q1 2021). This market development has provided PAMC with an opportunity to increase exports into the international markets, particularly with the Indian cement sector.

●

PAMC’s metallurgical product is directed into the international market where steel producers commonly utilize high fluidity, low reflectance, and relatively high sulfur content metallurgical coal. Normally priced at a discount to higher rank US met coal products, PAMC met product is viewed as a low-cost blend material, routinely utilized by steel makers seeking to reduce their overall raw material expenditures (to the extent such moves are economically and technologically practical). PAMC’s presence in the international met market has been enhanced by CONSOL’s use of an internationally recognized third-party coal sales agent. Future sales into this sector are expected to range between 1.0 to 2.0 million tons annually.

PAMC’s sales into the export market are advantaged by its access to the CONSOLMarine Terminal. The Terminal, located in the Port of Baltimore, features high‑speed, high-capacity equipment that transloads coal from rail cars to  ocean-going vessels. With an annual throughput capacity of approximately 15 million tons and on-site ground storage of approximately 1.1 million tons, the terminal is uniquely serviced by both the NS and CSX railroads. According to CONSOL, PAMC coal shipped through the Terminal has been directed to markets in Europe, North America, South America, and Asia.

2 In the case of shipments into Europe, the delivered price of PAMC coal (including the cost of the coal at the mine, rail, port, and ocean freight charges and high-sulfur pricing discounts) must be comparable to the API2 index price which reflects the cost-insurance-freight coal price to the port of Amsterdam-Rotterdam-Antwerp on a metric ton basis.

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16.3	Market Outlook

Coal use among domestic US power generators has reduced as competition from renewable forms of power generation has increased. In response to this development, CONSOL anticipates its domestic thermal markets will continue to erode over the mid- to long-term, in line with coal plant retirements and the associated drop in coal demand. Offsetting much of this decline is CONSOL’s expectation of an expanded role for PAMC thermal coal in the international market. Additionally, CONSOL reasonably anticipates PAMC metallurgical coal will continue to find acceptance in the export market at levels slightly above current sales.

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17.0   PERMITTING  AND  COMPLIANCE

17.1	Permitting

Numerous permits are required by federal and state law for underground mining, coal preparation and related facilities, and other incidental activities. CONSOL reports that necessary permits to support current operations are in place or pending approval. New permits or permit revisions may be necessary from time to time to facilitate future operations. Given sufficient time and planning, CONSOL should be able to secure new permits, as required, to maintain its planned operations within the context of the current regulations.

Continuously increasing efforts are required to obtain permits for LW mining and related activities in Pennsylvania and West Virginia. The primary contributing factors are the effects of subsidence on overlying streams and the ability to permit refuse sites.

Please refer to Section 3.4 for additional information.

17.2	Compliance

CONSOL reports having an extensive environmental management and compliance process designed to follow the ISO 14001 standard.

In their 2019 corporate sustainability report, CONSOL reports:

●	99% compliance with internal sustainability goals.

●	Three years of annual decreases in agency-issued violations.

●	A year-on-year decrease in environmental penalty payments of which non-legacy violations were rated minor in severity.

Based on our review of information provided by CONSOL, it is BOYD’s opinion that CONSOL has a generally typical coal industry record of compliance with applicable mining, water quality, and environmental regulations. BOYD is not aware of any regulatory violation or compliance issue that would materially impact the coal reserve estimate.

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17.3	Socio-Economic Impact

CONSOL states the following in their 2019 corporate sustainability report:

Equally important is the direct and indirect financial support we provide to the local economy—the communities where we operate, and our employees reside. This benefit extends to our service providers and business partners, whose employees live and work in the CONSOL operational areas of Pennsylvania, West Virginia, and Maryland. In 2018, our direct economic contribution of $401 million stemmed from employee wages, employee benefits, property taxes, income taxes, sales tax, and other taxes associated with production activities and paid to federal, state, and local governments. The Company’s total economic impact, including operating and capital expenditures, is approximately $1 billion annually.

BOYD is not aware of any community or stakeholder concerns, impacts, negotiations, or agreements which would materially impact the coal reserve estimate.

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18.0   CAPITAL  AND  OPERATING  COSTS

18.1	Introduction

BOYD independently developed a discounted cash flow analysis to determine that in BOYD’s opinion, extraction of the coal reserves of PAMC are economically viable.  BOYD’s calculations and determinations included in this chapter are based on what BOYD believes to be reasonable, appropriate, and relatively conservative investment and market assumptions and estimates, including all assumptions made about future prices and market conditions, production and sales volumes, operating costs, capital expenditures and other results and measures that are necessary and are used to determine the economic viability of the reported coal reserves.

BOYD’s assumptions and estimates have been calculated and presented in this report solely for the purpose of confirming that future extraction of the coal reserves of PAMC are economically viable as required under S-K 1300. BOYD’s estimates and assumptions underlying the discounted cash flow analysis and other calculations are based on future estimates of spot prices, PAMC historic performance from 1984 through December 31, 2021, BOYD’s deep knowledge of the Pittsburgh Seam, assumed future production at PAMC using four LWs as well as other assumptions and estimates detailed in this chapter. Actual future operating results and investment and market conditions may differ significantly from PAMC historic results or from the estimates of future investment and market conditions as well as from future PAMC performance assumed by BOYD in the discounted cash flow analysis as a result of various factors and risks, some of which may be outside of CONSOL’s control. CONSOL, as with all coal mining companies, actively evaluates, changes, and modifies business and operating plans in response to various factors that may affect PAMC production, operations, and financial results.  Actual PAMC future results, production levels, operating expenses, number of operating LWs and CMs, sales realizations, and all other modifying factors could vary significantly year to year from the assumptions and estimates used by BOYD in the calculations in this chapter.

In terms of the combination of productivity, cost, and production, CONSOL’s PAMC complex is the preeminent underground coal operator within the Pittsburgh Seam. Comprised of three state-of-the-art underground LW mines, PAMC is among the largest underground sources of coal production in the United States. The complex’s ability to consistently achieve high levels of annual output at generally low operating costs is attributed to its highly capitalized LW operations and financial controls.

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The following section provides a review of recent1 historical operating costs and capital expenditures for the PAMC complex.  A discussion of BOYD’s outlook for the complex over the five-year period 2022 to 2026, including projected production and sales, operating costs, and capital expenditures, is also provided.

18.2	Historical Operating Costs

The following figure (Figure 18.1) presents PAMC’s historical operating costs and average annual realizations for the period 2017 through 2021:

Over the four-year period:

•	PAMC’s average annual realization was range-bound between $41.00 and $49.30 per ton.

1 CONSOL provided historical operating cost data for the period 2017 through 2021 and historical capital expenditure data for the period 2018 through 2020.

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Cost performance for the individual mines is portrayed graphically in Figure 18.2.

Historically Bailey, Enlow Fork, and Harvey have had relatively low operating costs in comparison to other industry producers. Salient factors influencing the mines’ recent performance include:

●

Of the three PAMC underground LW mines, Harvey has demonstrated the lowest operating cost during the 2017 to 2021 time period. Unlike Bailey and Enlow Fork, which operate multiple LW faces, the Harvey Mine employs a single LW, thus limiting the mine’s potential gains through economies of scale[2]. However, Harvey is the newest of the three PAMC LW mines. As a result, it supports less infrastructure and mine workings than Bailey and Enlow Fork, thus avoiding the costs associated with maintaining an expansive underground infrastructure.

●

Enlow Fork’s operating costs experienced a significant increase during the 2017 to 2020 period. The increase was attributable to added mine development and infrastructure associated with: (1) shorter than normal LW panels in the northern extent of the mine, and (2) the development of new LW panel districts in the eastern portion of the mine property. Additionally, PAMC reduced the mine’s output in 2020 (in response to COVID-19 related weakness in the thermal coal market) resulting in a marked increase in their unit costs.

2 Economies of scale are of fundamental importance; a mine that has a productive year versus its budgeted plan can expect to have low unit costs while surpassing projected margins. Alternatively, a LW mine that achieves poor production levels would see a proportional reduction in revenue, but this would not be accompanied by a corresponding reduction in total costs. Such a mine would instead see high unit costs, and most of the revenue loss would flow through to the bottom line.

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●

Bailey Mine maintained its historically stable cash operating costs during 2017 through 2021, averaging approximately $26/ton with a slight uptick experienced in 2020 (attributable to a COVID-19 related reduction in production).

18.3	Historical Capital Expenditures

Relative to industry peers, the three PAMC underground LW mines and supporting centralized preparation facility are highly capitalized, state-of-the-art operations which have benefited from CONSOL’s continual attention to capital upgrade/replacement programs and routine investment in mine infrastructure expansions, maintenance of production equipment, refuse placement, etc. A summary of the 2018 to 2021 historical capital expenditures for PAMC (including the three underground LW mines and Central CPP) is provided in Table 18.1.

Table 18.1: PAMC Historical Capital Expenditures ($000)
2018	2019	2020	2021
113,876	128,617	64,085	95,945

PAMC’s capital expenditure increased by approximately $15 million from 2018 to 2019.  From 2019 to 2020, capital outlays were decreased by 50%, reflecting CONSOL’s strategic decision to conserve cash in the face of uncertain market conditions resulting from the COVID-19 pandemic.

It is BOYD's experience that operations such as PAMC will have annual maintenance of production capital expenditures ranging between $3.00 and $5.00 per ton in any given year, with variations based on mine plan, mining conditions, rebuild and replacement schedules, equipment markets, etc. This is consistent with CONSOL historical performance and likely future capital requirements for continued operations.

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18.4	Projected Five-Year Mine Plan

BOYD’s projected five-year mine plan for the PAMC is based on engineered mine layouts3 which were designed for optimum reserve recovery, using efficient mining methods and practices4. Historical operating performance parameters and mining rates were applied to the mine plan to develop coal production and mining schedules. Financial budgets were then prepared (based on mine plan outputs and labor requirements), resulting in operating cost forecasts (based on constant 2021 dollars). The individual mining plans recognize the impact of variations in physical mining conditions, mechanical failures, and operational activities that can temporarily disrupt production activities. BOYD believes the plans developed for PAMC are reasonable and achievable, provided no major abnormalities are encountered.

Forecasting performance based on the continuation of consistent mining conditions, excluding impacts from unforeseen events, increases the risk of underperformance versus the mine plan. BOYD’s approach does not directly account for situations that can occur in underground coal mining, such as fire, water inundations, geological anomalies, etc. Risk mitigation is factored into the forecasted production schedule by projecting an operating level sustainable with only four LW faces, as compared to the historical five LW faces operated at PAMC.

BOYD’s mine plan assumes coal markets will rebound from the COVID-19 pandemic influences experienced during 2020 and no major abnormalities are encountered within the coal market or at the individual mine level. The five-year forecasted operating and capital costs per saleable ton align with LW coal mines operating in the Pittsburgh Seam region. Subject to the guidelines outlined in Subpart 229 and Item 1302(d) of the S‑K 1300, BOYD believes the extended LOM projection of operating and capital costs to be accurate to within ±25% of the operating and capital costs of other similarly capitalized LW mines operating in the Pittsburgh Seam. We did not assign a contingency budget to the extended LOM projection estimates.

3Mining plans for large LW mines are simple but relatively inflexible, as major modifications to these mine plans require significant foresight and planning well in advance of mining. The entire foundation of the mining plan is based upon economies of scale resulting from a defined mining plan with high levels of annual output through all projected areas. CONSOL’s LW panels are large, typically measuring 1,300 ft to 1,600 ft in width and up to 15,000 ft in length, which equates to approximately 5 million product tons of coal per panel. This approach minimizes the percentage of high-cost CM output relative to low-cost LW coal.

4LW mines are supported by CM units that develop the main, submain, and gate entries that provide underground roadways for transportation access, ventilation, and mine infrastructure. CM units contribute between 5% and 20% of total tonnage at a typical LW mine (with the LW being the primary production unit), but represent a significant portion of a mine’s cost structure. CM development and associated construction and mine support activities must be performed in advance of the LW face in order to maintain annual levels of output. It is BOYD’s opinion that CONSOL’s approach to gate development and support activities, which are managed as an integrated portion of the overall mining cycle, are regarded as efficient and well organized.

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18.4.1	Forecasted Production and Sales

The five-year financial projections reflect a slight reduction in sales tonnage from PAMC as coal prices begin to recover post COVID-19 pandemic. The forecast reflects a stable revenue stream, driven by BOYD’s view that CONSOL’s Pittsburgh Seam reserves and PAMC are in a strong competitive position to take advantage of improved coal pricing and demand as domestic and international markets recover from the COVID-19 pandemic. BOYD’s projected saleable production and average realizations from coal sales from 2022 through 2026 for the PAMC are summarized in Table 18.2.

Table 18.2: Projected Saleable Production and Realization Estimates for PAMC
	Actual	Forecast
	2021	2022	2023 - 2026

Annual Saleable Production (Million Tons)	23.7	24.0	21.5–23.0
Average realizations ($/ton)	45.75	41.80	43.00–45.00

PAMC’s future production over the five-year forecast period will remain well within the complex’s previously achieved output levels and in line with current infrastructure capacities and capabilities.

18.4.2	Forecasted Operating Costs

BOYD anticipates PAMC will return to a more stable level of production in 2022, with operating costs becoming more favorable versus those witnessed during the COVID-19 pandemic. This is primarily a result of reduced direct operating costs associated with

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PAMC moving from five operating LW faces to four. Operating costs per ton sold for the forecasted period of 2022 to 2026 are shown in Figure 18.3:

Projected unit cash costs for the Bailey Mine, Enlow Fork, and Harvey mines during the forecasted period of 2022 to 2026 are shown in Figure 18.4:

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PAMC’s average cash operating cost for the five-year forecast is expected to be consistent with its historical performance. In general, the projected operating costs within the PAMC five-year forecast align with the forecasted LOM plans.

18.4.3	Forecasted Capital Expenditures

BOYD projects PAMC will increase its level of capital expenditures over the 2022 to 2026 period, with spending focused on mine infrastructure expansion (air shafts, buildings, belt systems, etc.), maintenance of production equipment (new equipment purchases and/or rebuilds), and refuse area infrastructure.

Total capital expenditure for PAMC is expected to average $100 million annually over the five-year forecast. Capital expenditure appears to be logical and consistent with CONSOL’s typical level of capitalization and maintaining of state-of-the-art LW and associated processing facilities.

In general, the projected capital expenditures within the five-year forecast agree with general engineering disciplines and industry norms and are reasonable for forecasting LOM capital requirements.

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19.0   ECONOMIC  ANALYSIS

19.1	Introduction

BOYD independently developed a discounted cash flow analysis to determine in BOYD’s opinion that extraction of the coal reserves of PAMC are economically viable.  BOYD’s calculations and determinations included in this chapter are based on what BOYD believes to be reasonable, appropriate, and relatively conservative investment and market assumptions and estimates, including all assumptions made about future prices and market conditions, production and sales volumes, operating costs, capital expenditures and other results and measures that are necessary and are used to determine the economic viability of the reported coal reserves.

BOYD’s assumptions and estimates have been calculated and presented in this report solely for the purpose of confirming that future extraction of the coal reserves of PAMC are economically viable as required under S-K 1300. BOYD’s estimates and assumptions underlying the discounted cash flow analysis and other calculations are based on future estimates of spot prices, PAMC historic performance from 1984 through December 31, 2021, BOYD’s deep knowledge of the Pittsburgh Seam, assumed future production at PAMC using four LWs as well as other assumptions and estimates detailed in this chapter. Actual future operating results and investment and market conditions may differ significantly from PAMC historic results or from the estimates of future investment and market conditions as well as from future PAMC performance assumed by BOYD in the discounted cash flow analysis as a result of various factors and risks, some of which may be outside of CONSOL’s control. CONSOL, as with all coal mining companies, actively evaluates, changes, and modifies business and operating plans in response to various factors that may affect PAMC production, operations, and financial results.  Actual PAMC future results, production levels, operating expenses, number of operating LWs and CMs, sales realizations, and all other modifying factors could vary significantly year to year from the assumptions and estimates used by BOYD in the calculations in this chapter.

Results of our analysis for PAMC, which encompasses the economic contribution/impact of the Bailey, Enlow Fork, Harvey, and the Central CPP operations over the 57-year period (2022 to 2078), are discussed below.

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19.1.1	Production Schedule

The production schedule to mine and process the remaining reserves is based on the existing production capacity of the PAMC mines and CPP. The following table summarizes the LOM production for the complex:

Table 19.1: Projected PAMC Saleable Production
Period	000 Tons

2022–2026	113,543
2027–2031	102,618
2032–2041	156,920
2042–2051	95,167
2052–2061	59,525
2062–2071	50,569
2071–2078	40,460
Total	618,803

The total saleable coal production (618.8 million tons) over the life of the operations, includes approximately 6.7 million tons which are not currently controlled by CONSOL. BOYD has assumed that all necessary rights and approvals will be obtained in advance of mining. For the purposes of this analysis, BOYD assumed tons produced would be sold in that year (i.e., saleable production equates to total tons sold in the year). The production schedule and mine plan are described in more detail in Chapter 13 of this report.

19.1.2	Coal Pricing

The projected average price realized by PAMC for the LOM is shown in Table 19.2 below.

Table 19.2: Projected Average PAMC Sales Price
Period	US$ per Ton (Constant 2022)

2022–2026	43.34
2027–2031	43.01
2032–2041	43.03
2042–2051	43.02
2052–2061	43.00
2062–2071	43.00
2071–2078	43.00
Total	43.08

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Prices for coal used in our analysis are based on the BOYD’s internal price forecast for Pittsburgh Seam thermal coal meeting the PAMC quality specification for the period 2022 through 2026. Forecasted realizations are conservative compared to January 2022 market conditions. For purposes of this analysis, BOYD conservatively assumed 100% of the coal produced and sold would be directed into the thermal market; consequently, additional revenue potential that would be realized through the sale of PAMC met coal into the higher value metallurgical markets were excluded. Prices shown are FOB Central CPP site in Pennsylvania. Pricing from 2026 forward is held constant and is consistent with the average price over the 2022 through 2026 time-period.

19.1.3	Cash Production Costs

As described in Chapter 18, cash production costs include direct and indirect mining costs, including labor, material and supplies, processing, royalties and production taxes, insurance, and administrative costs. Administrative costs include sales and mine administration and corporate overhead allocations but exclude interest expense and DD&A. Total projected cash production costs are shown in Table 19.3 below.

Table 19.3: Projected PAMC Cash Operating Costs
Period	$ (millions)	$/Ton

2022–2026	3,303	29.09
2027–2031	3,164	30.83
2032–2041	4,550	29.00
2042–2051	3,201	33.64
2052–2061	1,942	32.62
2062–2071	1,771	35.02
2071–2078	1,366	33.75
Total	19,296	31.18

The operating costs for each operation are based on historical PAMC performance and BOYD’s experience with LW mines operating in the Pittsburgh Seam. As noted in Chapter 18 of this report, BOYD reviewed the PAMC historical costs and found them to be reasonable.

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19.1.4	Capital Expenditures

Capital expenditures are generally for sustaining capital, with spending focused on mine infrastructure expansion (air shafts, buildings, belt systems, etc.), maintenance of production equipment (new equipment purchases and/or rebuilds), and refuse area infrastructure. Total capital expenditures are shown in Table 19.4 below.

Table 19.4: Projected PAMC Capital Expenditures
Period	$ (millions)

2022–2026	523
2027–2031	536
2032–2041	800
2042–2051	482
2052–2061	306
2062–2071	264
2071–2078	201
Total	3,112

As noted in Section 18.4 of this report, actual capital expenditures from 2016 through 2021 were analyzed to determine an annual average requirement for the individual mines. The historic average or “run rate” is the basis of the long-range capital forecast for the PAMC.

19.2	Pre-Tax Net Present Value Analysis

Results of BOYD’s LOM economic analysis for PAMC, which reflects the DCF-NPV (pre‑tax, discounted at 12% on a full year basis) over the life of the project, is shown in the following table. For reporting purposes, the cumulative DCF-NPV is shown for 15‑year, 30-year, and LOM periods in Table 19.5:

Table 19.5: PAMC Cumulative NPV by Timeframe (US$ million)

15-Year	30-Year	57-Year (LOM)

1,339	1,472	1,480

The primary assumptions which were utilized in the pre-tax NPV analysis are as follows:

●

Recoverable Reserves – We utilized CONSOL’s recoverable reserves estimates for each mine after performing our analysis of the available geologic data. BOYD reviewed CONSOL’s mine plans for each PAMC entity, including the projected sequence of mining by areas designated for CM and LW extraction by year. Overall advance/extraction rates were reviewed and found to be consistent with historic Pittsburgh Seam performance. Mining units were sequenced through the recoverable areas of the reserves until mined out in their entirety. Bailey Mine depleted assigned reserves in 2031, Harvey Mine in 2038, and finally Enlow Fork depleted assigned reserves in 2078. BOYD’s projected mine production is conservative, but pragmatic, and aligned with industry standards for forecasting and actual recoveries of mine plans experienced by regional operators.

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●

Annual Mine Output –BOYD forecasted annual mine production based on the individual characteristics of each deposit, including: seam thickness, OSD amounts, overall size, optimum mine life, capabilities of mining equipment, expected coal quality, and our view of the potential markets and demand for PAMC’s coal products.

●

Estimated cash flow and DCF-NPV analysis for PAMC is presented in Table 19.6. In addition to the assumed base coal pricing, BOYD also ran sensitivities with upside (+10%) and downside (-10%) pricing scenarios. Table 19.6 provides a comparison of 15-year, 30-year, and LOM NPVs at different discount factors and pricing scenarios:

Table 19.6 NPV Sensitivity Analysis
	Pre-Tax DCF NPV ($ million)
	by Discount Factor
Timeframe/ Scenario:	10%	12%	15%	18%
15-Year
Upside (+10%)	2,173	1,991	1,766	1,586
Base	1,458	1,339	1,192	1,074
Downside (-10%)	743	687	618	562

30-Year
Upside (+10%)	2,466	2,200	1,894	1,666
Base	1,643	1,472	1,274	1,126
Downside (-10%)	820	744	654	586

57-Year (LOM)
Upside (+10%)	2,495	2,215	1,900	1,668
Base	1,658	1,480	1,277	1,127
Downside (-10%)	821	745	655	586

●

In both the upside and downside sensitivity cases, no adjustments were made by BOYD to the base operating scenario. While BOYD realizes that CONSOL would likely execute short-term fluctuations in production levels in order to minimize the impact of a period of low coal pricing and/or maximize the opportunity of high coal pricing, we deemed it likely immaterial in the assessment of economic mineability of reserves over LOM plans extending to 2078.

●

Operating Costs –BOYD was provided with historical cash operating costs for the PAMC entities for years 2017 to 2021. BOYD utilized the historical actuals as the basis to develop line-by-line projections of cash operating costs at each mine and facility. We considered fixed and variable components within the overall mine plans, historical costs experienced, and operating cost structures of regional mine operators when making these estimates. The primary unit costs included: hourly and salary labor and benefits, mine operating supplies, and equipment maintenance costs.

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●

Capital Expenditures – BOYD considers the near-term detailed capital expenditure schedule as presented by CONSOL to be reasonable and representative of the capital necessary to operate the individual PAMC operations. The majority of expenditures are associated with infrastructure expansion (air shafts, buildings, belt systems, etc.), maintenance of production equipment (new equipment purchases and/or rebuilds), and refuse area infrastructure. CONSOL did not provide long-term projections of sustaining or maintenance of production capital corresponding to the LOM plans. To more accurately portray capital expenditures incurred to sustain long‑term production, BOYD made assumptions for airshaft capital expenditure timing corresponding to the LOM plan. Additionally, BOYD made assumptions of annual capital expenditures consistent with historical and near-term forecasted capital expenditures ranging between $2.50 and $3.00 per ROM ton for PAMC to account for sustaining capital.

●

Coal Processing – PAMC has historically processed all of its output through the Central CPP, and is forecasting all future output to be processed through the preparation facility as well. The processing facility is of substantial operating capacity to achieve the projected throughputs of the forecasted PAMC LOM plans. As the Bailey Mine and Harvey Mine reserves are depleted, there will be a diminished requirement for throughput capacity. Within the operating cost forecast for the Central CPP, as throughput requirements diminished, BOYD made corresponding assumptions regarding reductions in employment levels, as well as reductions in plant capacities (removal/closure or diminished maintenance of applicable processing circuits). We consider these assumptions to be reasonable and to align with general engineering principles and industry standards.

●

Refuse Disposal – As previously discussed, the current refuse disposal plan provided by CONSOL outlined adequate staging of fine coal refuse and coarse coal refuse through 2035. In discussions with CONSOL, PAMC plans to continue their historic process of acquiring and permitting adjacent properties for refuse facility expansion. While the refuse disposal plan is not to a complete, detailed level for LOM planning purposes, BOYD views it as being to an adequate level of detail for purposes of this indicative economic analysis. In order to project operating and capital expenditures associated with future refuse disposal, BOYD utilized the historic and detailed five-year forecast data as a base average which then fluctuates with projected refuse volumes.

●

Revenue for the washed thermal product is based on BOYD’s five-year forward outlook which was extrapolated for the remainder of the LOM plan. Additional costs beyond the preparation plant for transportation, loading, and unloading at railroads, river terminals, and/or ocean terminals are assumed to be incurred by the customer (or added as a pass-through to FOB, mine prices).

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●

BOYD has applied a portion of the estimated closure costs for the underground mines within the LOM forecast period as mine reserves are depleted. While we acknowledge that most often these costs are accrued over the life of a mine/project, we have shown a portion of estimated mine closure costs as a lump sum operating cost during the last year of the project during the cash flow periods when mineable reserves have been exhausted. We deem this as a conservative approach to enhance the likelihood that adequate funds for mine site closure and reclamation have been accounted for in the economic reserve analysis.

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20.0   ADJACENT  PROPERTIES

As illustrated in Figures 1.1 and 3.1, the PAMC is surrounded by several adverse and CONSOL-controlled mining properties. As shown, the Pittsburgh coal seam has been extensively mined within and surrounding the PAMC. CONSOL’s mine plans include sufficient barrier zones to mitigate any risk associated with current and prior mining activities on the adjacent properties.

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21.0   OTHER  RELEVANT  DATA  AND  INFORMATION

BOYD is not aware of any additional information which would materially impact the coal reserve estimates reported herein.

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22.0   INTERPRETATION  AND  CONCLUSIONS

22.1	Audit Findings

BOYD’s independent technical audit conducted in accordance with S-K 1300 concludes:

●

Sufficient data have been obtained through various exploration and sampling programs and mining operations to support the geological interpretations of seam structure, thickness, and quality for the portions of the Pittsburgh Seam situated within the bounds of the PAMC. The data are of sufficient quantity and reliability to reasonably support the coal resource and coal reserve estimates in this technical report summary.

●	Estimates of coal reserves reported herein are reasonably and appropriately supported by technical studies, which consider mining plans, revenue, and operating and capital cost estimates.

●

The 612.1 million tons of underground coal reserves identified on the property (reported as of December 31, 2021) are economically mineable under reasonable expectations of market prices for thermal and metallurgical coal products, estimated operation costs, and capital expenditures.

●	There is no other relevant data or information material to the PAMC that is necessary to make this technical report summary not misleading.

22.2	Significant Risks and Uncertainties

As a mining operation with a lengthy operating history, the purpose of CONSOL’s periodic mine planning exercises is to collect and analyze sufficient data to reduce or eliminate risk in the technical components of the project and to refine economic projections based on current data. There is a high degree of certainty for this project under the current and foreseeable operating environment. A general assessment of risk is presented in the relevant sections of this report.

JOHN  T.  BOYD  COMPANY

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23.0   RECOMMENDATIONS

BOYD makes no recommendations regarding the PAMC as it is fully operational.

JOHN  T.  BOYD  COMPANY

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24.0   REFERENCES

There are no citations in this technical report summary. Therefore, there are no references to list.

JOHN  T.  BOYD  COMPANY

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25.0   RELIANCE  ON  INFORMATION  PROVIDED  BY  REGISTRANT

In the preparation of this report, BOYD has relied, without independent verification, upon information furnished by CONSOL with respect to: property interests; exploration results; current and historical production from such properties; current and historical costs of operation and production; and agreements relating to current and future operations and sale of production.

BOYD exercised due care in reviewing the information provided by CONSOL within the scope of our expertise and experience (which is in technical and financial mining issues) and concluded the data are valid and appropriate considering the status of the subject properties and the purpose for which this report was prepared. BOYD is not qualified to provide findings of a legal or accounting nature. We have no reason to believe that any material facts have been withheld, or that further analysis may reveal additional material information. However, the accuracy of the results and conclusions of this report are reliant on the accuracy of the information provided by CONSOL.

While we are not responsible for any material omissions in the information provided for use in this report, we do not disclaim responsibility for the disclosure of information contained herein which is within the realm of our expertise.

JOHN  T.  BOYD  COMPANY

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